Exhibit 10.1

AGREEMENT AND PLAN OF REORGANIZATION

DATED AS OF JUNE 11, 2008

AMONG

THE PRINCETON REVIEW, INC.,

TPR SOCAL I, INC.,

TPR SOCAL, LLC,

THE PRINCETON REVIEW OF ORANGE COUNTY, INC.

AND

PAUL KANAREK

(i)

(ii)

EXHIBITS:
EXHIBIT A-1	FORM OF CALIFORNIA CERTIFICATE OF MERGER
EXHIBIT A-2	FORM OF DELAWARE CERTIFICATE OF MERGER
EXHIBIT B	MANAGERS OF SURVIVING COMPANY
EXHIBIT C	SPECIAL OPINION OF THE STOCKHOLDER’S COUNSEL
EXHIBIT D	LIST OF FRANCHISES
EXHIBIT E	FORM OF OPINION OF COMPANY’S COUNSEL
EXHIBIT F	FORM OF NON-COMPETE AGREEMENT

(iii)

EXHIBIT G	FORM OF ESCROW AGREEMENT
EXHIBIT H	FORM OF OPINION OF PARENT’S COUNSEL
EXHIBIT I	FORM OF RELEASE
EXHIBIT J	FORM OF 401(K) PLAN TERMINATION RESOLUTIONS

SCHEDULES:

Disclosure Schedule pursuant to Article 2 and Article 3

Schedule 4.6

Schedule 5.2(f)

Schedule 5.2(j)

Schedule 5.2(o)

Schedule 6A.1

Schedule 6A.4

(iv)

AGREEMENT AND PLAN OF REORGANIZATION

THIS AGREEMENT AND PLAN OF REORGANIZATION (the “Agreement”), dated as of June 11, 2008, is made by and among The Princeton Review, Inc., a Delaware corporation (“Parent”), TPR SoCal I, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (the “Merger Sub I”), TPR SoCal, LLC, a Delaware limited liability company and a wholly-owned subsidiary of Parent (“Merger Sub II”), The Princeton Review of Orange, Inc., a California corporation (the “Company”), and Paul Kanarek, an individual residing in the State of California, and the sole stockholder of the Company (the “Stockholder”). The foregoing parties are sometimes referred to herein each individually as a “Party” and, collectively, as the “Parties.” Capitalized terms used but not otherwise defined herein shall have the meanings set forth in Article 11.

WHEREAS, the Company operates several test preparation businesses pursuant to franchise agreements with Parent. Parent desires to acquire the entire equity interest in the Company from Stockholder and Stockholder desires to sell the entire equity interest in the Company to Parent, on the terms and conditions set forth in this Agreement.

WHEREAS, this Agreement contemplates a merger of Merger Sub I with and into the Company, with the Company surviving, followed by a merger of the surviving corporation of the foregoing merger with and into Merger Sub II, with Merger Sub II surviving (collectively, the “Merger”). In such Merger, the Stockholder will receive a combination of Parent Common Stock and cash in exchange for Company Common Stock.

WHEREAS, in furtherance of the Merger, (a) the Boards of Directors of each of the Merger Subs, Parent and the Company have duly adopted the plan of merger set forth in this Agreement and recommended it for approval by their respective stockholders, and have approved (i) the Certificates of Merger (the “Certificates of Merger”) to be filed with the Secretary of State of the State of California and the Secretary of State of the State of Delaware (each, a “Secretary of State,” and together, the “Secretaries of State”) in substantially the form of Exhibit A-1 and Exhibit A-2, respectively, to effectuate the Merger, (ii) this Agreement and (iii) the Merger; and (b) Parent, as the sole stockholder of the Merger Subs, and Stockholder, as the sole stockholder of the Company, each have approved the plan of merger set forth in this Agreement, all in accordance with this Agreement and, as applicable, the California Corporations Code (the “California Laws”) and the Delaware General Corporation Law and the Delaware Limited Liability Company Act (the “Delaware Laws”).

WHEREAS, the Merger is intended to qualify as a “reorganization” within the meaning of Section 368(a)(i)(A) of the Code, and this Agreement is intended to constitute a “plan of reorganization” within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the Treasury Regulations.

NOW, THEREFORE, in consideration of the mutual benefits to be derived from this Agreement and the representations, warranties, covenants, agreements, conditions and promises contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows.

ARTICLE 1

THE MERGER

Section 1.1. The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the California Laws and the Delaware Laws, at the Effective Time, (a) Merger Sub I shall be merged with and into the Company, at which time the separate corporate existence of Merger Sub I shall cease and the Company shall continue as the surviving corporation, and, immediately thereafter, (b) the Company, as the surviving corporation in the foregoing merger, shall be merged with and into Merger Sub II, at which time the separate corporate existence of the Company shall cease and Merger Sub II shall continue as the surviving entity (the “Surviving Company”).

Section 1.2. Closing. The closing of the Merger (the “Closing”) shall be held at the offices of Goodwin Procter LLP, Exchange Place, 53 State Street, Boston, Massachusetts, at 10:00 a.m. on a date that is as soon as practicable following satisfaction (except to the extent waived in accordance with Article 5) of all conditions to the obligations of the Parties to consummate, or cause the consummation, of the Merger and the taking of all other actions (other than those that by their terms are to be satisfied or taken, or waived, at or after the Closing) set forth in Article 5, or on such other date, and at such other time or place, as Parent and the Stockholder may mutually agree in writing.

Section 1.3. Actions at the Closing. At the Closing, the Parties shall file, or cause to be filed, the Certificates of Merger and other appropriate documents in the offices of the applicable Secretary of State and shall make all other filings or recordings required under the California Laws and the Delaware Laws, to give effect to the Merger.

Section 1.4. Effective Time. The Merger shall become effective at the time of the acceptance of the filing of the Certificates of Merger by the Secretaries of State (the “Effective Time”).

Section 1.5. Effects of the Merger. The Merger shall have the effects provided for in the California Laws and the Delaware Laws.

Section 1.6. Certificate of Formation and Operating Agreement. The certificate of formation and the operating agreement of the Surviving Company immediately following the Effective Time shall remain in full force and effect, except that the name of the limited liability company set forth therein shall be changed to the name of the Company.

Section 1.7. Managers of Surviving Company. From and after the Effective Time, the individuals identified on Exhibit B shall be the initial managers of the Surviving Company.

Section 1.8. Merger Consideration.

(a) Merger Consideration. By virtue of the Merger and without any action on the part of the Stockholder, Parent, the Merger Subs or the Company, or their respective stockholders, except as otherwise provided in this Section 1.8, the Stockholder shall be entitled to receive from Parent, in exchange for all shares of Company Common Stock issued and outstanding immediately prior to the Effective Time, an aggregate amount of cash and Parent Common Stock, allocated in accordance with this Section 1.8, equal to the Merger Consideration. “Merger Consideration” shall mean $12,246,129.

(b) Allocation of Merger Consideration. At the Effective Time, the Stockholder, after surrender of the stock certificate that represents all of the issued and outstanding shares of Company Common Stock (the “Company Certificate”), together with a letter of transmittal duly executed and completed in accordance with the instructions thereto shall be entitled to receive the Merger Consideration in the form of (i) 719,149 shares of Parent Common Stock, calculated based on the Price Per Share (the “Stock Consideration”), and cash in the amount equal to $6,646,115.74 (the “Cash Consideration”), reduced by the Escrow Amount. At the Effective Time, the Parent shall (y) pay to the Stockholder the Cash Consideration less the Escrow Amount, and shall issue, or cause to be issued, to and in the name of Stockholder, a stock certificate representing the Stock Consideration, and (z) pay to the Escrow Agent $2,000,000.00 in cash (the “Escrow Amount”), to be administered pursuant to the Escrow

Agreement (as hereinafter defined) and the Company Certificate shall forthwith be canceled. Until so surrendered, the Company Certificate shall, upon and following the Effective Time, represent solely the right to receive the Merger Consideration, without interest. Notwithstanding anything in this Agreement to the contrary, the Parties hereto shall use commercially reasonable efforts to adjust the allocation of the Merger Consideration between cash and stock by the minimum extent necessary in order to satisfy the requirements of Treasury Regulations Section 1.368-1(e).

(c) Membership Interests in Merger Sub II. At the Effective Time, each unit of membership interest of Merger Sub II issued and outstanding immediately prior to the Effective Time shall constitute one (1) validly issued unit of membership interest of the Surviving Company.

(d) Effect on Company Common Stock. At the Effective Time, the shares of Company Common Stock converted into the Stockholder’s right to receive the Merger Consideration shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and the Stockholder shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration.

Section 1.9. Release of Escrow Amount.

(a) On the date that is eighteen (18) months following the Closing Date (the “Escrow Release Date”), the amount by which the Escrow Amount exceeds the Escrow Release Date Indemnification Amount as of such date shall be released by the Escrow Agent to the Stockholder; provided, that in the event there is an asserted, but unresolved claim for Damages for which Parent has provided any Claim Notice to the Stockholder pursuant to the provisions of Article 8, Parent may direct the Escrow Agent in accordance with the Escrow Agreement to continue to withhold a portion of the Escrow Amount equal in value to the amount of Damages estimated in good faith by Parent and set forth in such Claim Notice(s). Notwithstanding the foregoing, on the date that is twelve (12) months following the Closing Date (the “Partial Release Date”) and if counsel to the Stockholder has executed and delivered to Parent the legal opinion that is attached hereto as Exhibit C, $750,000 of the Escrow Amount (or such lesser amount that is being held in escrow on such date pursuant to the Escrow Agreement) shall be released by the Escrow Agent to the Stockholder, provided, that in the event there is an asserted, but unresolved claim for Damages for which Parent has provided any Claim Notice to the Stockholder pursuant to the provisions of Article 8, Parent may direct the Escrow Agent in accordance with the Escrow Agreement to continue to withhold a portion of the Escrow Amount equal in value to the amount of Damages estimated in good faith by Parent and set forth in such Claim Notice(s).

(b) Following the Escrow Release Date, if any indemnification claim made under this Agreement but not finally resolved by the Partial Release Date or the Escrow Release Date, as the case may be, and with respect to which the Escrow Agent has withheld a portion of the Escrow Amount pursuant to Section 1.9(a) is finally resolved, unless Parent otherwise determines in good faith that the amount withheld with respect to its and the Indemnified Parties’ indemnification claims is less than the amount to which they are entitled to indemnity hereunder, then such excess amount so withheld shall be released to the Stockholder.

Section 1.10. Tax Consequences. The Parties intend for the Merger to qualify as a “reorganization” within the meaning of Section 368(a)(i)(A) of the Code, and the Parties adopt this Agreement as a “plan of reorganization” within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the Treasury Regulations; provided, that no Party makes any representations or warranties to any other Party as to whether the Merger qualifies as a “reorganization” within the meaning of Section 368(a) of the Code; provided further, that each of the Parties (i) has reviewed with its own tax advisors the tax consequences of the Merger to each of them, (ii) is relying solely on such advisors and not on any statements or representations of the other Party or its agents, and (iii) acknowledges that each Party is responsible for its own tax consequences resulting from the Merger and any other transactions effected in connection therewith or otherwise contemplated in this Agreement.

ARTICLE 2

REPRESENTATIONS AND WARRANTIES

OF THE SELLING PARTIES

The Stockholder and the Company (each, a “Selling Party” or “Seller Party” and together, the “Selling Parties”), jointly and severally represent and warrant to the Buyer Parties that the statements contained in this Article 2 are true and correct as of the date of this Agreement, and will be true and correct as of the Closing Date, except as otherwise set forth in the Disclosure Schedule delivered by the Stockholder and the Company to Parent on the date hereof (the “Disclosure Schedule”). The Disclosure Schedule will be arranged in paragraphs corresponding to the Sections and subsections contained in this Article 2.

Section 2.1. Organization and Standing. Each of the Franchises listed on Exhibit D attached hereto (each, a “Franchise,” and together, the “Franchises”) (a) is, if such Franchise is an entity, an entity duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation (which are listed in Section 2.1(a) of the Disclosure Schedule), (b) has all requisite corporate or other power and authority to carry on its business as now being conducted and (c) is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, which jurisdictions are listed in Section 2.1(c) of the Disclosure Schedule, except where such failure to be so qualified or licensed would not reasonably be expected to result in a Material Adverse Change to a Franchise. The Seller Parties have made available to Parent and its Representatives complete and correct copies of each Franchise’s Constitutive Documents, stock record books and minute books, if applicable, each of which are true and complete.

Section 2.2. Power and Authority; Binding Agreement.

(a) Subject to the adoption of the plan of merger set forth in this Agreement by the Company’s Board of Directors and the Stockholder’s approval, as the sole stockholder of the Company, (i) the Company has all requisite corporate power and authority to execute and deliver this Agreement, to consummate the Merger and the other transactions contemplated hereby and to perform its obligations hereunder, and (ii) the execution and delivery by the Company of this Agreement and the consummation by the Company of the Merger and the other transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company, and no other proceedings on the part of the Seller Parties shall be necessary to authorize this Agreement or to consummate the Merger and the other transactions contemplated hereby. This Agreement has been duly executed and delivered by the Seller Parties, and assuming due execution and delivery by the other Parties, constitutes a valid and binding obligation of the Seller Parties, enforceable against the Seller Parties in accordance with its terms, subject to the effect of applicable bankruptcy, insolvency, reorganization, moratorium or other similar federal or state laws affecting the rights of creditors and the effect or availability of rules of law governing specific performance, injunctive relief or other equitable remedies (regardless of whether any such remedy is considered in a proceeding at law or in equity) (collectively, the “Bankruptcy Laws and Equitable Principles”).

(b) The LeComp Entities have all requisite corporate or other power and authority to execute and deliver that certain Franchise and Asset Sale Agreement by and among Parent, the Surviving Company, LeCompCo., Inc., a California corporation (“LeComp”) and Lloyd Eric Cotsen, the sole stockholder of LeComp (“Cotsen”), dated as of even date herewith (the “LeComp Agreement”), whereby LeComp will sell and transfer to the Surviving Company, among other things, that certain Franchise Agreement by and between Parent and LeComp (the “LeComp Franchise Agreement”), and to consummate the transactions contemplated by the LeComp Agreement and to perform their obligations thereunder. The execution and delivery by LeComp and Cotsen (the “LeComp Entities”) of the LeComp Agreement and the consummation by the LeComp Entities of the transactions contemplated by the LeComp Agreement have been duly authorized by all necessary corporate or other action on the part of the LeComp Entities, and no other proceedings on the part of the LeComp Entities shall be necessary to authorize the LeComp Agreement or to consummate the transactions contemplated thereby, including, without limitation, the transfer of the LeComp Franchise Agreement. The LeComp Agreement has been duly executed and delivered by the LeComp Entities, and assuming due execution and delivery by the other parties to the LeComp Agreement, constitutes a valid and binding obligation of the LeComp Entities, enforceable against the LeComp Entities in accordance with its terms, subject to Bankruptcy Laws and Equitable Principles.

(c) The Stockholder has all requisite power and authority to execute and deliver that certain Franchise and Asset Sale Agreement by and among Parent, the Surviving Company and the Stockholder, dated as of even date herewith (the “Kanarek Agreement,” and together with the LeComp Agreement, the “Asset Sale Agreements”), whereby the Stockholder will sell and transfer to the Surviving Company, among other things, certain Franchise Agreements by and between Parent and the Stockholder (the “Kanarek Franchise Agreements”) pursuant to which the Stockholder operates test preparation businesses in New Mexico, Utah and Fresno, San Luis Obispo and Kern Counties in California (each, a “Stockholder Franchise”), and to consummate the transactions contemplated by the Kanarek Agreement and to perform his obligations thereunder. The execution and delivery by the Stockholder of the Kanarek Agreement and the consummation by the Stockholder of the transactions contemplated by the Kanarek Agreement have been duly authorized by all necessary action on the part of the Stockholder, and no other proceedings on the part of the Stockholder shall be necessary to authorize the Kanarek Agreement or to consummate the transactions contemplated thereby, including, without limitation, the transfer of the Kanarek Franchise Agreements. The Kanarek Agreement has been duly executed and delivered by the Stockholder, and assuming due execution and delivery by the other parties to the Kanarek Agreement, constitutes a valid and binding obligation of the Stockholder, enforceable against the Stockholder in accordance with its terms, subject to Bankruptcy Laws and Equitable Principles.

Section 2.3. Authorization.

(a) The Board of Directors of the Company, at a meeting duly called and held at which all directors of the Company were present, duly and unanimously adopted resolutions (i) approving the Merger, this Agreement and the other transactions contemplated hereby and adopting the plan of merger set forth in this Agreement, (ii) recommending that the Stockholder, as the sole stockholder of the Company, approve the plan of merger set forth in this Agreement, and (iii) authorizing the Company to enter into this Agreement and to consummate the Merger and the other transactions contemplated hereby, on the terms and subject to the conditions set forth in this Agreement. The Stockholder, as the sole stockholder of the Company, has approved the plan of merger set forth in this Agreement.

(b) The Board of Directors of LeComp, at a meeting duly called and held at which all directors of LeComp were present, duly and unanimously adopted resolutions (i) approving the execution by LeComp of the LeComp Agreement and consummation of the transactions contemplated thereby, on the terms and subject to the conditions set forth in the LeComp Agreement, including, without limitation, the transfer of the LeComp Franchise Agreement. Cotsen, as the sole stockholder of LeComp, has approved the transfer of the LeComp Franchise Agreement and has approved the LeComp Agreement and the consummation of the transactions contemplated thereby.

Section 2.4. Capitalization.

(a) The authorized Capital Stock of the Company consists of 100,000 shares of capital stock, no par value (the “Company Common Stock”), of which 10,000 shares are issued and outstanding and no shares are held in the treasury of the Company. The authorized Capital Stock of LeComp consists of 20,000 shares of common stock, no par value (the “LeComp Common Stock”), of which 100 shares are issued and outstanding and no shares are held in the treasury of LeComp.

(b) The issued and outstanding shares of Company Common Stock are owned of record and beneficially solely by the Stockholder and have been duly authorized and validly issued and are fully paid and non-assessable. The issued and outstanding shares of LeComp Common Stock are owned of record and beneficially solely by Cotsen and have been duly authorized and validly issued and are fully paid and non-assessable. All of the issued and outstanding shares of Company Common Stock and LeComp Common Stock have been offered, issued and sold by the Company and LeComp, as applicable, in compliance in all material respects with all applicable federal and state securities Laws.

(c) There are no stock plans pursuant to which shares of Company Common Stock or shares of LeComp Common Stock have been or may be issued, and no options or other rights to purchase shares of Company Common Stock or LeComp Common Stock have been or may be issued to directors, employees, consultants or any other Persons, nor, except as set forth in Section 2.4(c) of the Disclosure Schedule, are there or have there been any grants of stock appreciation rights, “phantom” or “shadow” stock or other equity incentive or compensation or similar rights entitling any Persons to share in appreciation in the equity value of any Franchise as to which a Franchise has or will have any obligation. Other than this Agreement, there is no contract or other obligation of the Franchises to issue or sell any of their securities.

(d) Except as set forth in Section 2.4(d) of the Disclosure Schedule, each Franchise has no Subsidiaries and does not own or control, directly or indirectly, any shares of capital stock of or any other equity interest in any other Person. There is no holder of Indebtedness of any Franchise having the right to vote on any matters on which stockholders or other owners of a Franchise may vote.

Section 2.5. Non Contravention.

(a) The execution and delivery by the Company of this Agreement, the consummation of the Merger and the other transactions contemplated by this Agreement and the compliance by the Company with the provisions of this Agreement do not and will not result in any violation or breach of, or default (with or without notice or lapse of time or both) under, or give rise to a right of, or result in, termination, cancellation or acceleration of any obligation, or result in the creation of any Lien other than a Permitted Lien, in or upon any of the properties or assets of the Company under any provision of (i) the Company’s Constitutive Documents, (ii) except as set forth in Section 2.5(a)(i) of the Disclosure Schedule, any loan or credit agreement, bond, debenture, note, mortgage, indenture, guarantee, lease or other Contract to which the Company is a party or by which it or its properties or assets are bound or otherwise under which the Company has rights or benefits or (iii) any Judgment specifically naming the Company or any of its Affiliates or any Law applicable to the Company or its properties or assets. The execution and delivery by LeComp of the LeComp Agreement, the consummation of the transactions contemplated by the LeComp Agreement and the compliance by LeComp with the provisions of the LeComp Agreement and the transfer of the LeComp Franchise Agreement do not and will not result in any violation or breach of, or default (with or without notice or lapse of time or both) under, or give rise to a right of, or result in, termination, cancellation or acceleration of any obligation, or result in the creation of any Lien other than a Permitted Lien, in or upon any of the properties or assets of LeComp under any provision of (i) LeComp’s Constitutive Documents, (ii) except as set forth in Section 2.5(a)(ii) of the Disclosure Schedule, any loan or credit agreement, bond, debenture, note, mortgage, indenture, guarantee, lease or other Contract to which LeComp is a party or by which it or its properties or assets are bound or otherwise under which LeComp has rights or benefits or (iii) any Judgment specifically naming LeComp or any of its Affiliates or any Law applicable to LeComp or its properties or assets. The execution and delivery by the Stockholder of the Kanarek Agreement, the consummation of the transactions contemplated by the Kanarek Agreement and the compliance by the Stockholder with the provisions of the Kanarek Agreement and the transfer of the Kanarek Franchise Agreements do not and will not result in any violation or breach of, or default (with or without notice or lapse of time or both) under, or give rise to a right of, or result in, termination, cancellation or acceleration of any obligation, or result in the creation of any Lien other than a Permitted Lien, in or upon any of the properties or assets of the Stockholder Franchises under any provision of (i) any Stockholder Franchise’s Constitutive Documents, (ii) except as set forth in Section 2.5(a)(iii) of the Disclosure Schedule, any loan or credit agreement, bond, debenture, note, mortgage, indenture, guarantee, lease or other Contract to which the Stockholder or a Stockholder Franchise is a party or by which it or its properties or assets are bound or otherwise under which the Stockholder or a Stockholder Franchise has rights or benefits or (iii) any Judgment specifically naming the Stockholder or any of his Affiliates or any Stockholder Franchise or any Law applicable to the Stockholder or a Stockholder Franchise or its properties or assets.

(b) No consent, approval, order or authorization of, registration, declaration or filing with, or notice to, any Governmental Entity is required by or with respect to the Company in connection with the execution and delivery by the Company of this Agreement, the consummation by the Company of the Merger and the other transactions contemplated hereby or the compliance by the Company with the provisions of this Agreement, except for (i) the filing of the Certificates of Merger with the Secretaries of State of the State of Delaware and the State of California and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business, and (ii) such other consents, approvals, orders, authorizations, registrations, declarations, filings and notices, the failure of which to be obtained or made, individually or in the aggregate, would not impair in any material respect the ability of the Company to perform its obligations under this Agreement or prevent or materially impede or delay the consummation of the Merger or any of the other transactions contemplated hereby or cause a Material Adverse Change to the Company or the Surviving Company. No consent, approval, order or authorization of, registration, declaration or filing with, or notice to, any Governmental Entity is required by or with respect to LeComp in connection with the execution and delivery by LeComp of the LeComp Agreement, the consummation by LeComp of the transactions contemplated by the LeComp Agreement or the compliance by LeComp with the provisions of the LeComp Agreement, except for such consents, approvals, orders, authorizations, registrations, declarations, filings and notices, the failure of which to be obtained or made, individually or in the aggregate, would not impair in any material respect the ability of LeComp to perform its obligations under the LeComp Agreement or prevent or materially impede or delay the consummation of the transactions contemplated by the LeComp Agreement or cause a Material Adverse Change to LeComp. No consent, approval, order or authorization of, registration, declaration or filing with, or notice to, any Governmental Entity is required by or with respect to the Stockholder or any Stockholder Franchise in connection with the execution and delivery by the Stockholder of the Kanarek Agreement, the consummation by the Stockholder of the transactions contemplated by the Kanarek Agreement or the compliance by the Stockholder with the provisions of the Kanarek Agreement, except for such consents, approvals, orders, authorizations, registrations, declarations, filings and notices, the failure of which to be obtained or made, individually or in the aggregate, would not impair in any material respect the ability of the Stockholder to perform its obligations under the Kanarek Agreement or prevent or materially impede or delay the consummation of the transactions contemplated by the Kanarek Agreement or cause a Material Adverse Change to the Stockholder or any Stockholder Franchise.

Section 2.6. Compliance with Law. Except as set forth in Section 2.6(a) of the Disclosure Schedule, each of the Franchises is, and since inception has been, in compliance in all material respects with all applicable Laws and Judgments of any Governmental Entity applicable to the businesses or operations of such Franchise. Except as set forth in Section 2.6(b) of the Disclosure Schedule, there is no pending, or to the Seller Parties’ knowledge, threatened claim, demand or investigation alleging a violation by a Franchise of any applicable Law or Judgment of any Governmental Entity applicable to the businesses or operations of the Franchises as of the date hereof.

Section 2.7. Permits. Each of the Franchises validly holds and has in full force and effect all Permits necessary for it to own, lease or operate its properties and assets and to carry on its businesses as now conducted, and there has occurred no material violation of, or default (with or without notice or lapse of time or both) under, or event giving to any other Person any right of termination, amendment or cancellation of, any such Permit. Each of the Franchises has complied in all material respects with the terms and conditions of all Permits issued to or held by it and, to the Seller Parties’ knowledge, such Permits will not be subject to suspension, modification, revocation or non-renewal as a result of the execution and delivery of this Agreement, the Asset Sale Agreements, or the consummation of the Merger or any of the other transactions contemplated hereby or by the Asset Sale Agreements. Section 2.7(a) of the Disclosure Schedule lists each Permit issued or granted to or held by the Company, the failure of which to be obtained would reasonably be expected to impair in any material respect the ability of the Company to perform its obligations under this Agreement or prevent or materially impede or delay the consummation of the Merger or any of the other transactions contemplated hereby or cause a Material Adverse Change. All of the Permits listed in Section 2.7(a) of the Disclosure Schedule are held in the name of the Company, and none are held in the name of any Personnel or agent or otherwise on behalf of the Company. Section 2.7(b) of the Disclosure Schedule lists each Permit issued or granted to or held by LeComp, the failure of which to be obtained would reasonably be expected to impair in any material respect the ability of LeComp to perform its obligations under the LeComp Agreement or prevent or materially impede or delay the consummation of the transactions contemplated thereby or cause a Material Adverse Change. All of the Permits listed in Section 2.7(b) of the Disclosure Schedule are held in the name of LeComp, and none are held in the name of any Personnel or agent or otherwise on behalf of LeComp. Section 2.7(c) of the Disclosure Schedule lists each Permit issued or granted to or held by the Stockholder, the failure of which to be obtained would reasonably be expected to impair in any material respect the ability of the Stockholder to perform its obligations under the Kanarek Agreement or prevent or materially impede or delay the consummation of the transactions contemplated thereby or cause a Material Adverse Change. All of the Permits listed in Section 2.7(c) of the Disclosure Schedule are held in the name of the Stockholder, and none are held in the name of anyone else on behalf of the Stockholder or the Stockholder Franchises.

Section 2.8. Financial Statements.

(a) Attached to Section 2.8 of the Disclosure Schedule are the unaudited statements of income of each of the Franchises as of and for the twelve (12) month periods ended on November 30, 2006 and November 30, 2007 (together, the “Financial Statements”). The Financial Statements (a) are consistent with the books and records of the Franchises, as applicable, and (b) present fairly the financial condition and results of operations of each of the Franchises as of the respective dates thereof and for the periods referred to therein.

(b) All accounts receivable of each of the Franchises are current and arose from valid transactions in the Ordinary Course with unrelated third parties. To the Seller Parties’ knowledge, except to the extent of reserves for doubtful accounts described in Section 2.8(b) of the Disclosure Schedule, each of the Franchise’s accounts receivable are collectible in full, net of any reserves described in Section 2.8(b) of the Disclosure Schedule.

Section 2.9. Absence of Changes or Events. Since the Most Recent Year End Financials Date, (a) each of the Franchises has conducted its businesses only in the Ordinary Course, (b) except as set forth in Section 2.9 of the Disclosure Schedule, there has occurred no Material Adverse Change with respect to any Franchise, nor any change, circumstance, development, state of facts, event or effect that would reasonably be expected to result in a Material Adverse Change to any Franchise, (c) each of the Franchises has not taken any of the actions that, if taken after the date of this Agreement, would constitute a breach of any of the covenants set forth in Articles 6 or 7, and (d) no Franchise has experienced a decline in revenue of greater than ten percent (10%) during any twelve (12) month trailing period measured against any other trailing twelve (12) month period since the Most Recent Year End Financials Date (in each case, calculated as of the last day of each month).

Section 2.10. Undisclosed Liabilities. No Franchise has any liabilities or obligations of any nature (whether known or unknown, absolute or contingent, liquidated, due, accrued or not, or otherwise), except for such liabilities and obligations (a) disclosed in Section 2.10(a) of the Disclosure Schedule, (b) that are incurred in the Ordinary Course since the Most Recent Year End Financials Date, (c) that are not required to be reflected on a balance sheet prepared in accordance with GAAP, (d) that will be fully satisfied at or before Closing, (e) that are “Excluded Liabilities” as defined in the Asset Sale Agreements or (f) that are set forth in Contracts listed in Section 2.13(a) of the Disclosure Schedule, other than contingent obligations due to any breaches or non-performance thereunder.

Section 2.11. Assets other than Real Property.

(a) Each of the Franchises is the true and lawful owner and has good and valid title to all assets (tangible or intangible) used in the businesses of the Franchises, or, in the case of the Franchises other than the Company, has the right to use assets that are owned or leased by the Company, except those sold or otherwise disposed of for fair value in the Ordinary Course or as a distribution since the Most Recent Year End Financials Date and not in violation of this Agreement, in each case free and clear of all Liens (other than Permitted Liens).

(b) Each of the Franchises owns, leases or has available to it from the Company all tangible assets sufficient for the conduct of its businesses as presently conducted and as presently proposed to be conducted.

(c) The Purchased Assets (as defined in the Asset Sale Agreements) and the assets owned by the Company at the Effective Time together constitute all of the assets and services used by the Franchises as currently operated. The Purchased Assets (as defined in the Asset Sale Agreements) and the assets owned by the Company at the Effective Time are sufficient to enable Merger Sub II and Parent and its Affiliates to operate the Franchises after the Closing in the same manner as operated prior to the Closing.

Section 2.12. Real Property.

(a) Except as set forth in Section 2.12(a) of the Disclosure Schedule, each of the Franchises owns no real property or interests (other than leasehold interests) in real property.

(b) Section 2.12(b) of the Disclosure Schedule lists all real property and interests in real property leased by each of the Franchises (each, a “Leased Property”) and lists the term of such lease,

any extension or expansion options and the rent payable thereunder. The Seller Parties have delivered to Parent complete and accurate copies of all such leases, and any operating agreements relating thereto. With respect to each Leased Property, (i) the applicable Franchise has good and valid title to the leasehold estate relating thereto, free and clear of all Liens, leases, assignments, subleases, easements, covenants, rights-of-way and other material restrictions of any nature whatsoever, other than Permitted Liens, (ii) the lease relating to such Leased Property is in writing and is legal, valid, binding, in full force and effect and enforceable in accordance with its terms, (iii) except as set forth in Section 2.12(b) of the Disclosure Schedule, the lease relating to such Leased Property will, immediately following the Effective Time, continue to be legal, valid, binding, in full force and effect and enforceable in accordance with its terms as in effect on the date hereof, (iv) the applicable Franchise is not and, to the Seller Parties’ knowledge, no other party to the lease relating to such Leased Property is, in material breach or violation of, or in material default under, such lease, (v) no event, occurrence, condition or act has occurred, is pending or, to the Seller Parties’ knowledge is threatened, which, with the giving of notice, lapse of time, or the happening of any further event, occurrence, condition or act, would constitute a material breach or default by the applicable Franchise, or, to the Seller Parties’ knowledge, any other party to such lease, under such lease, or give rise to a right of termination or cancellation under any such leases, (vi) there are no material disputes, oral agreements or forbearance programs in effect as to the lease relating to such Leased Property, (vii) all facilities included in such Leased Property are supplied with utilities and other services adequate for the operation of such facilities as presently operated, (viii) there is no Lien, easement, covenant or other restriction (other than Permitted Liens) applicable to such Leased Property which would reasonably be expected to materially impair the current uses or the occupancy by the Franchise of such Leased Property, (ix) all rents and additional rents due on the lease relating to such Leased Property have been paid, and (x) except as set forth in Section 2.6(a) of the Disclosure Schedule the current use by the applicable Franchise of the facilities located on such Leased Property does not violate any local zoning or similar land use requirement or other Law in any material respect.

Section 2.13. Contracts.

(a) Section 2.13(a) of the Disclosure Schedule lists the following Contracts to which a Franchise is a party or is bound (each such Contract, whether or not set forth in such section of the Disclosure Schedule, a “Material Contract”), except for any Contract between Parent and any Franchise:

(i) any employment or consulting Contract, or any employee collective bargaining agreement or other Contract with any labor union or any Personnel;

(ii) any Contract not to compete or otherwise materially restricting the development, manufacture, marketing, distribution or sale of any products of the Company and/or LeComp and, to the extent applicable, products under development (collectively, the “Products”) or services;

(iii) any Contract (A) between the Company and the Stockholder, any former holder of Company Common Stock or any Personnel, (B) between LeComp and the Stockholder or the Company, any former holder of capital stock of LeComp or any Personnel and (C) between a Stockholder Franchise and the Stockholder, any former holder of capital stock of a Stockholder Franchise or any Personnel;

(iv) any lease, sublease or similar Contract with any Person under which a Franchise is a lessor or sublessor of, or makes available for use to any Person, (A) any Leased Property or (B) any portion of any premises otherwise occupied by the Franchise, as applicable;

(v) any lease or similar Contract with any Person under which (A) a Franchise is lessee of, or holds or uses, any machinery, equipment, vehicle or other tangible personal property owned by any Person, where the annual payments under any such lease or such Contract exceeds $10,000 or (B) a Franchise is a lessor or sublessor of, or makes available for use by any Person, any tangible personal property owned or leased by the Franchise, other than in those entered into in the Ordinary Course;

(vi) any Contract for the purchase or sale of Products or the furnishing or receipt of services (A) calling for performance over a period of more than one year and which is not terminable by the applicable Franchise, with ninety (90) days’ notice or less, without payment of a termination fee or similar payment, (B) requiring or otherwise involving payment by or to the applicable Franchise of more than an aggregate of $10,000, (C) in which the applicable Franchise has granted manufacturing rights, “most favored nation” pricing provisions or marketing or distribution rights relating to any Products, services or territory and which is not terminable by the applicable Franchise with ninety (90) days notice or less, without payment of a termination fee or similar payment or (D) in which the applicable Franchise has agreed to purchase a minimum quantity of goods or services or has agreed to purchase goods or services exclusively from a certain party;

(vii) any Contract for the disposition of any significant portion of the assets or business of a Franchise or any agreement for the acquisition, directly or indirectly, of the assets or business of any other Person involving payment by or to the Franchise of more than an aggregate of $10,000;

(viii) any Contract for any joint venture or partnership;

(ix) any Contract granting a third party any license to or option on any Franchise Intellectual Property other than in the Ordinary Course, or pursuant to which a Franchise has been granted by a third party any license to any Intellectual Property which would reasonably be expected to require payment in excess of $10,000 a year;

(x) any Contract (other than trade debt incurred in the Ordinary Course) under which a Franchise has borrowed any money from, or issued any note, bond, debenture or other evidence of Indebtedness to, any Person or any note, bond, debenture or other evidence of Indebtedness issued by a Franchise or any of its Affiliates to any Person;

(xi) any Contract (including so-called take-or-pay or “keep well” agreements) under which (A) any Person (including a Franchise) has, directly or indirectly, guaranteed Indebtedness, liabilities or obligations of a Franchise or (B) a Franchise has, directly or indirectly, guaranteed Indebtedness, liabilities or obligations of any Person (in each case other than endorsements for the purpose of collection in the Ordinary Course);

(xii) any Contract under which a Franchise has, directly or indirectly, made any advance, loan, extension of credit or capital contribution to, or other investment in, any Person other than in the Ordinary Course;

(xiii) any Contract providing for indemnification of any Person by a Franchise, other than express indemnities included in standard form sales or service contracts, or license agreements, entered into by a Franchise in the Ordinary Course; and

(xiv) any Contract under which the consequences of a default or termination would reasonably be expected to result in a Material Adverse Change to a Franchise or the Surviving Company.

(b) Each Material Contract is in full force and effect, and is legal, valid, binding and enforceable in accordance with its terms, subject to Bankruptcy Laws and Equitable Principles. True and complete copies of each Material Contract have been delivered to Parent. There is no material violation, breach or default under any Material Contract by a Franchise or, to the Seller Parties’ knowledge, by any other party thereto, and no event has occurred or condition exists that with the lapse of time or the giving of notice or both would constitute a material default thereunder by the applicable Franchise or, to the Seller Parties’ knowledge, any other party thereto. No notice, waiver, consent or approval is required (or the lack of which would give rise to a right of termination, cancellation or acceleration of, or entitle any party to accelerate, whether after the giving of notice or lapse of time or both, any obligation under the Material Contracts) under or relating to any Material Contract in connection with the execution, delivery and performance of this Agreement or the consummation of the Merger or any of the other transactions contemplated hereby. Immediately following the Effective Time, each Material Contract will continue to be in full force and effect, and valid, binding and enforceable in accordance with its terms subject to Bankruptcy Laws and Equitable Principles.

Section 2.14. Intellectual Property.

(a) Section 2.14(a)(i) of the Disclosure Schedule sets forth a true and complete list of all Intellectual Property of the Company, other than any item that is solely Intellectual Property pursuant to clause (iv) or (v) of the definition of such Intellectual Property or Intellectual Property licensed from Parent. Section 2.14(a)(ii) of the Disclosure Schedule sets forth a true and complete list of all Intellectual Property of LeComp, other than any item that is solely Intellectual Property pursuant to clause (iv) or (v) of the definition of such Intellectual Property or Intellectual Property licensed from Parent. Section 2.14(a)(iii) of the Disclosure Schedule sets forth a true and complete list of all Intellectual Property of the Stockholder Franchises, other than any item that is solely Intellectual Property pursuant to clause (iv) or (v) of the definition of such Intellectual Property or Intellectual Property licensed from Parent.

(b) Each Franchise owns or possesses adequate licenses or other valid rights to use (in each case, free and clear of any Liens) all Intellectual Property used in connection with the business of such Franchise as currently conducted and as conducted since inception.

(c) Except as set forth in Section 2.14(c) of the Disclosure Schedule, all employees of the Franchises, and all contractors involved in the creation or use of Franchise Intellectual Property, have signed nondisclosure and invention assignment agreements. The use by each Franchise of any Intellectual Property owned by any other person is in accordance in all material respects with any applicable license granted by such person (or any person authorized by such person) pursuant to which the Franchise acquired the right to use such Intellectual Property.

(d) Except as set forth in Section 2.14(d) of the Disclosure Schedule, the Franchises do not pay to or receive any royalty from anyone with respect to any Intellectual Property, nor has a Franchise licensed anyone to use any of the Franchise Intellectual Property, other than in connection with the sale of services in the Ordinary Course or pursuant to a license with Parent.

(e) The Franchises have not given or received any notice of any pending violation or infringement of the rights of others with respect to, any Intellectual Property or with respect to any license of the Franchise Intellectual Property.

(f) No Franchise is subject to any Judgment or settlement which restricts or impairs the use of any Franchise Intellectual Property. No Franchise Intellectual Property, and no services sold or contemplated for sale by a Franchise, violates or infringes upon any Intellectual Property of any third party.

(g) No Franchise has entered into any consent, indemnification, forbearance to sue or settlement agreement with respect to Intellectual Property and no claims have been asserted by any Person with respect to the validity or enforceability of, or a Franchise’s ownership of or right to use, the Franchise Intellectual Property, and to the Seller Parties’ knowledge there is no basis for any such claim.

(h) Each item of Franchise Intellectual Property is valid, has not lapsed and is enforceable. No application, patent or registration relating to the Franchise Intellectual Property has lapsed, expired or been abandoned or canceled or is the subject of cancellation or other adversarial proceeding of which a Franchise has received notice, and all pending applications are in good standing and, to the Seller Parties’ knowledge, not opposed.

(i) The Franchise Intellectual Property is sufficient in all material respects to permit the continued lawful conduct of the business of the Franchises and the Surviving Company in the manner now conducted.

(j) The Company has treated and protected all trade secrets, confidential information or know-how of any Franchise and/or used by any Franchise in its business in the same manner as it has treated and protected its most valuable confidential information, including personal confidential information of the Stockholder.

Section 2.15. Litigation. Except as set forth in Section 2.15 of the Disclosure Schedule, there is no Legal Proceeding pending or, to the Seller Parties’ knowledge, threatened against any Franchise or any of its Affiliates. There are no Judgments outstanding against any of the Franchises or any of their properties or assets, including by or before any Governmental Entity. There is no claim, demand or investigation pending or, to the Seller Parties’ knowledge, threatened against any Franchise, or any Affiliate thereof, or any of their respective properties or assets, including by or before any Governmental Entity, which (a) does or would reasonably be expected to result in a Material Adverse Change to the Franchise, or (b) as of the date hereof, questions the validity of this Agreement or any action to be taken by Parent, the Merger Subs, the Company, LeComp or the Stockholder in connection with the consummation of the transactions contemplated hereby, by the Asset Sale Agreements or could otherwise prevent or delay the consummation of the Merger or the other transactions contemplated by this Agreement or the Asset Sale Agreements.

Section 2.16. Taxes.

(a) All Tax Returns required to be filed by any Franchise have been timely filed and all Taxes owed by any Franchise have been timely paid (whether or not shown as due on a Tax Return).

(b) All Tax Returns filed by any Franchise are true, correct and complete. The charges, accruals and reserves for current Taxes with respect to each Franchise set forth in Section 2.16(b) of the Disclosure Schedule are adequate to cover all Tax liabilities payable or anticipated to be payable in respect of all periods or portions thereof ending on or before the Most Recent Year End Financials Date and such charges, accruals and reserves, as adjusted in accordance with the past custom and practice of the Franchise will be adequate to cover all Tax liabilities payable or anticipated to be payable in respect of all periods or portions thereof ending on or before the Closing Date. All deficiencies resulting from audit examinations of the Tax Returns of any Franchise or otherwise have been paid in full. No Liens for Taxes exist against any Franchise.

(c) No property of a Franchise is “tax exempt use property” within the meaning of Section 168(h) of the Code.

(d) Section 2.16(d)(i) of the Disclosure Schedule (i) lists all federal, state, local, and foreign income Tax Returns filed with respect to the Company for tax years ending after December 31, 2003, (ii) indicates those Tax Returns that have been audited and (iii) indicates those Tax Returns that currently are the subject of audit. Section 2.16(d)(ii) of the Disclosure Schedule (i) lists all federal, state, local, and foreign income Tax Returns filed with respect to LeComp for tax years ending after October 31, 2003, (ii) indicates those Tax Returns that have been audited and (iii) indicates those Tax Returns that currently are the subject of audit. Section 2.16(d)(iii) of the Disclosure Schedule (i) lists all federal, state, local, and foreign income Tax Returns filed with respect to the Stockholder Franchises for tax years ending after December 31, 2003, (ii) indicates those Tax Returns that have been audited and (iii) indicates those Tax Returns that currently are the subject of audit. There are no actions, suits, proceedings, audits, investigations or claims now proposed or pending against a Franchise concerning the Tax liability of such Franchise. No issue has been raised in any examination by any Governmental Entity with respect to a Franchise which, by application of similar principles, reasonably could be expected to result in a proposed deficiency or increase in Taxes for any other period not so examined.

(e) There are no outstanding agreements or waivers extending the statutory period of limitation applicable to any Tax assessment or deficiency with respect to a Franchise, and, except as set forth in Section 2.16(e) of the Disclosure Schedule, no Franchise has requested any extension of time within which to file any Tax Return, which Tax Return has not yet been filed.

(f) The Franchises have withheld and paid all Taxes required by Law to have been withheld and paid and has complied in all respects with all rules and regulations relating to the withholding or remittance of Taxes (including, without limitation, employee-related Taxes).

(g) No Franchise is a party to any Contract that, individually or collectively, would give rise to any payment (whether in cash or property) that would not be deductible pursuant to Sections 162(a)(1), 162(m), or 280G of the Code.

(h) Except as set forth in Section 2.16(h) of the Disclosure Schedule, no Franchise will be required to recognize for income Tax purposes in a taxable year beginning on or after the Closing Date any amount of income or gain which it would have been required to recognize under the accrual method of accounting in a taxable period ending on or before the close of business on the Closing Date as a result of the installment method of accounting, the completed contract method of accounting, the cash method of accounting or a change in method of accounting.

(i) Since each Franchise’s formation, such Franchise has not constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution qualifying for tax-free treatment under Section 355(a) of the Code.

(j) No Franchise is a real property holding company within the meaning of Section 897 of the Code.

(k) Since each Franchise’s formation, no claim has ever been made by an authority in a jurisdiction where such Franchise does not file Tax Returns that such Franchise is or may be subject to Tax in that jurisdiction.

(l) No Franchise is a party to any Tax allocation, indemnity or sharing Contract. No Franchise has any liability for Taxes of any Person (i) under Treasury Regulations Section 1.1502-6, (ii) as transferee or successor, (iii) by Contract, or (iv) otherwise. No Franchise has been a member of an “affiliated group” (as that term is defined in the Code) filing a consolidated federal income Tax Return or a California franchise tax return.

(m) No Franchise has participated in a “reportable transaction” within the meaning of Section 1.6011-4(b)(1) of the Treasury Regulations.

(n) Each of the Company and LeComp has made a valid and effective election to be treated as an “S” corporation for federal income Tax purposes and such election has been continuously in effect with respect to all Tax years of each of the Company and LeComp since such entity’s inception as a corporation and remains in effect. There exists no reasonable basis upon which the Internal Revenue Service would be expected to challenge the status of either of the Company or LeComp prior to the Closing as an “S” corporation as that term is defined in Section 1361(a)(1) of the Code. Except as set forth in Section 2.16(n) of the Disclosure Schedule, all states in which any Franchise files Tax Returns based on income recognize such Franchise’s “S” status or provide for an equivalent status for Tax purposes.

Section 2.17. Insurance. The insurance policies owned and maintained by the Franchises and the coverage amounts thereunder are listed in Section 2.17 of the Disclosure Schedule. All such policies are in full force and effect, all premiums due and payable thereon have been paid. No Franchise is liable for retroactive premiums or similar payments related thereto and the Franchises are in compliance with the terms of such policies. There is no claim pending under any such policy as to which coverage has been questioned, denied or disputed by the underwriter of such policy. To the Seller Parties’ knowledge, there has been no notice of cancellation or termination (or any other threatened termination) of, or premium increase with respect to, any such policy. Each such policy will continue to be enforceable and in full force and effect immediately following the Effective Time in accordance with the terms thereof as in effect as of the date hereof.

Section 2.18. Benefit Plans.

(a) Section 2.18(a) of the Disclosure Schedule contains a list and brief description of all Benefit Plans. Except as set forth on Section 2.18(a) of the Disclosure Schedule, no Franchise has established or maintained and has not been and is not obligated to make any contribution to or under or otherwise participate in any Benefit Plan, nor has any Franchise committed or proposed to do so. All Benefit Plans have been established, maintained and sponsored by the applicable Franchise, which has been and is solely responsible for making all employer contributions required to be made to or under any Benefit Plans, if and to the extent any employer contributions are required to be made. No Franchise has any unfunded obligation with respect to any Benefit Plan that has not been accrued.

(b) Each Benefit Plan has been operated and administered in accordance with its terms and applicable Law in all material respects (including but not limited to Laws specifically mentioned in this Section 2.18). All of the Benefit Plans are in compliance in all material respects with the applicable provisions of ERISA, the Code, and other applicable Laws. All reports, returns and similar documents with respect to the Benefit Plans required to be filed with any Governmental Entity or distributed to any Benefit Plan participant, beneficiary, or alternate payee have been duly and timely filed or distributed. There are no lawsuits, actions, termination proceedings or other proceedings pending, or, to the Seller Parties’ knowledge, threatened against or involving any Benefit Plan that, if adversely determined would reasonably be anticipated to result in any liability or obligation on the part of a Franchise and there are no investigations by any Governmental Entity or other claims (except claims for benefits payable in the normal operation of the Benefit Plans) pending or, to the Seller Parties’ knowledge, threatened against or involving any Benefit Plan or asserting any rights to benefits under any Benefit Plan for which a Franchise would reasonably be anticipated to be liable. To the Seller Parties’ knowledge, there are no unasserted claims that, if pending or threatened, would be of the type described in this Section 2.18(b) for which it would be reasonably anticipated that a Franchise would have liability. No Franchise has any liability to the IRS with respect to any Benefit Plan, including any liability imposed under Chapter 43 of the Code.

(c) No transaction prohibited by Section 406 of ERISA and no “prohibited transaction” (as defined in Section 4975 of the Code) has occurred with respect to any Benefit Plan (without regard to whether an exemption is available). No Benefit Plan which is also a Pension Plan has been terminated and there have been no “reportable events” (as defined in Section 4043 of ERISA) with respect thereto. No Benefit Plan which is also a Pension Plan is a multiemployer plan (as defined in Section 3(37) of ERISA) or subject to Title IV of ERISA.

(d) No Franchise has offered to provide health or life insurance coverage to any individual, or to the family members of any individual, for any period extending beyond the termination of the individual’s employment by the Franchise, except to the extent required by the health care continuation provisions of ERISA and the Code or similar state benefit continuation Laws. Each Benefit Plan that is a group health plan, as such term is defined in Section 5000(b)(1) of the Code, complies in all respects with Sections 601 et seq. and 701 et seq. of ERISA and Section 4980B and Subtitle K of the Code.

(e) Each Benefit Plan (including any such plan covering retirees or other former employees) may be discontinued or terminated without liability on the part of any Franchise, before, on or at any time after the Effective Time.

(f) Except as set forth in Section 2.18(f) of the Disclosure Schedule, neither the execution and delivery of this Agreement, nor the consummation of the Merger or the other transactions contemplated hereby or by the Asset Sale Agreements will result in the payment, vesting, or acceleration of any bonus, stock option or other equity-based award, retirement, severance, job security or similar benefit or any enhanced benefit to any Person.

Section 2.19. Employee and Labor Matters.

(a) There is not, and since the Franchises’ formation there has not been, any labor strike, dispute, work stoppage, slowdown or lockout pending, nor, to the Seller Parties’ knowledge, has any such event been threatened, against any Franchise. No Franchise is a party to any collective bargaining or other labor Contracts with respect to any Personnel and, to the Seller Parties’ knowledge, no union organizational campaign or petition for certification is in progress with respect to the Personnel and no question concerning representation exists respecting such Personnel. No Franchise has any duty to bargain with any union or labor organization or other person purporting to act as the exclusive bargaining representative of any Personnel. Each of the Franchises is not engaged in and has not engaged in or committed any unfair labor practice, and there is no unfair labor practice charge or complaint against any Franchise pending, or, to the knowledge of the Seller Parties, threatened, before the National Labor Relations Board. There are no, and within the last three (3) years there have been no, formal or informal union grievances pending, or, to the Seller Parties’ knowledge, threatened, against any Franchise. There are no, and within the last three (3) years there have been no, pending or, to the Seller Parties’ knowledge, threatened, formal or informal grievances, complaints, lawsuits, actions or charges against any Franchise or any current or former Personnel with respect to labor or employment matters (including, but not limited to, involving allegations of employment discrimination, retaliation, harassment, or wage and hour violations) in or before any judicial, regulatory or administrative forum, before the Equal Employment Opportunity Commission or any other Governmental Entity responsible for the investigation, remediation, or prevention of unlawful, unfair or discriminatory employment practices or the enforcement of any labor or employment Laws, under any private dispute resolution procedure or internally. Since each Franchise’s formation, it has not received notice of the intent of any Governmental Entity responsible for the enforcement of any labor or employment Laws to conduct an investigation of the Franchise or of any of their respective labor or employment related policies, practices or procedures or any of the terms and conditions of employment therewith and, to the knowledge of the Seller Parties, no such investigation is in progress, imminent or threatened. Each of the Franchises is not, and within the last three (3) years has not been, subject to any Judgment or injunction by any Governmental Authority or private settlement contract in respect of any labor or employment matters.

(b) Except as set forth in Section 2.19(b) of the Disclosure Schedule, the Franchises have complied with all applicable Laws relating to or governing labor and employment, including, without limitation, all applicable Laws relating to fair employment practices, work place safety and health, mass layoffs and plant closings, terms and conditions of employment, wages and hours, payment of minimum wages and overtime rates, the classification of employees as exempt or non-exempt for wage and hour purposes, the withholding and payment of Taxes from compensation of employees and the payment of premiums and/or benefits under applicable worker compensation Laws, unemployment insurance, employment related record keeping, the classification and treatment of workers as employees or independent contractors, and immigration.

(c) No officer or director of any Franchise is, and, to the Seller Parties’ knowledge, no other employee or Contingent Worker (as hereinafter defined) of any Franchise is, a party to or bound by any Contract, license, covenant or Contract of any nature, or subject to any Judgment of any Governmental Entity, that may interfere with the use of such Person’s efforts to promote the interests of such Franchise, conflict with the business of such Franchise, or the Merger and the other transactions contemplated hereby or the transactions contemplated by the Asset Sale Agreements, or that could reasonably be expected to result in a Material Adverse Change to any Franchise. To the Seller Parties’ knowledge, no activity of any employee or Contingent Worker of a Franchise as or while an employee or Contingent Worker of such Franchise has caused a violation of any employment or consulting Contract, confidentiality agreement, patent disclosure agreement, or other Contract. To the Seller Parties’ knowledge, neither the execution and delivery of this Agreement, nor the conduct of the business of the Franchises by the Personnel, will conflict with or result in a breach of the terms, conditions or provisions of, or constitute a default (with or without notice or lapse of time or both) under, or give rise to a right of, or result in, termination, cancellation or acceleration of any obligation or to a loss of a material benefit under, or give rise to any increased, additional, accelerated or guaranteed rights or entitlements under any covenant or instrument under which any such employees are now employed.

(d) The Seller Parties have heretofore provided to Parent, and attached hereto in Section 2.19(d)(i) of the Disclosure Schedule is, a true and complete list of the names, positions and rates of compensation of all directors, officers, employees and Contingent Workers of the Franchises, as of the date hereof, showing or describing (as applicable) for each such person’s name, position(s), whether classified as exempt or non-exempt for wage and hour purposes, date of hire, business location, annual remuneration, whether paid on a salary, hourly or commission basis and the actual rates of compensation, average scheduled hours per week, bonuses (and bonus potential) and fringe benefits for the current fiscal year and the most recently completed fiscal year, status (i.e., active or inactive and, if inactive, the type of leave and estimated duration and return to work date), and total amount of bonus, severance or other amounts to be paid to such employee or Contingent Workers at or as a result of the Closing of, or otherwise in connection with, the transactions contemplated hereby. Section 2.19(d)(ii) of the Disclosure Schedule contains a complete and accurate list of all of the independent contractors, consultants, temporary employees, leased employees or other servants or agents employed or used with respect to the operation of the business of any Franchise and classified by such Franchise as other than employees or compensated other than through wages paid by the Franchise through its or their payroll department and reported on a form W-4 (“Contingent Workers”), showing for each Contingent Worker such individual’s role in the business, fee or compensation arrangement and other material contractual terms with the Franchise. Except as set forth in Section 2.19(d)(iii) of the Disclosure Schedule, (i) all employees are employed on an “at-will” basis and their employment can be terminated at any time for any reason without any amounts being owed to such individual other than with respect to wages accrued before the termination, (ii) all Contingent Workers can be terminated at any time for any reason without any amounts being owed to such individual other than with respect to compensation or payments accrued before the termination and (iii) no employee is on disability or other leave of absence. Each of the Franchises has complied, in all material respects, with all immigration and naturalization Laws governing the employment of personnel by U.S. companies and the employment of non-U.S. nationals in the United States, including the Immigration and Nationality Act 8 U.S.C. Sections 1101 et seq. and its implementing regulations, the Immigration Reform and Control Act of 1986, as amended, and all rules and regulations of the Bureau of Citizenship and Immigration Services of the U.S. Department of Homeland Security (previously the U.S. Immigration and Naturalization Service). Except as set forth in Section 2.19(d)(iv) of the Disclosure Schedule, no Franchise has sponsored any employee for, or otherwise engaged any employee working pursuant to, a non-immigrant visa.

(e) To the extent that any Contingent Workers are employed, used or engaged by a Franchise, such Franchise has properly classified and treated them in accordance with applicable Laws and for purposes of all employee benefit plans and perquisites.

(f) No Franchise is subject to any affirmative action obligations under any Law, including without limitation, Executive Order 11246, and neither is a government contractor or subcontractor for purposes of any Law with respect to the terms and conditions of employment, including without limitation, the Service Contract Act or prevailing wage Laws.

(g) Except as set forth in Section 2.19(g) of the Disclosure Schedule, as of the date hereof, (i) no Franchise has been notified by any of its employees that such employee intends to, or is considering, terminating such employee’s employment with such Franchise, including in connection with or as a result, in part or in whole, of the transactions contemplated hereby, by the Asset Sale Agreements or any other sale of the Company, LeComp or the Stockholder Franchises, and (ii) the Seller Parties do not have any knowledge of any employee of a Franchise intending to, or considering, doing the same.

Section 2.20. Environmental Matters. Except as disclosed in Section 2.20 of the Disclosure Schedule to the knowledge of the Selling Parties: (a) each Franchise has complied at all times with all applicable Environmental Laws, and has in effect and is in compliance with all Permits required pursuant thereto; (b) no property (including soils, groundwater, surface water, buildings or other structures or indoor air) currently or formerly leased or operated by any Franchise has been or is contaminated with or contains any Hazardous Material in quantities or concentrations requiring reporting to any Governmental Entity, investigation, cleanup or any response action pursuant to any Environmental Law; (c) the Franchises are not subject to any claim, suit, order, decree, consent order, consent decree or injunction by or with any Governmental Entity or any third party or any indemnity, settlement agreement or other Contract with any third party relating to liability under, compliance with or any obligation under any Environmental Law; (d) to the Seller Parties’ knowledge, none of the properties currently leased or operated by the Franchises contains any underground storage tanks, asbestos-containing material, lead Products, polychlorinated biphenyls, radon gas or toxic mold or microbial matter; (e) there are no circumstances involving the Franchises that would reasonably be expected to result in any material claims, liability, obligations, investigations, costs or restrictions on the use of any property currently leased or operated by the Franchises pursuant to or in connection with any Environmental Law; (f) copies of all environmental reports, studies, assessments, sampling data and other material environmental information in the possession of the Company relating to the Franchises (“Environmental Reports”), if any, have been made available to Parent; (g) the Franchises have not received any written notice, demand, letter, claim or request for information from any Governmental Entity or other Person of or relating to any pending investigation or claim of liability under any Environmental Law or regarding any actual, alleged or potential liability arising from or relating to the presence, generation, manufacture, production, transportation, importation, use, treatment, refinement, processing, handling, storage, discharge, release, emission or disposal of any Hazardous Material owned or used by the Franchises; and (h) no Lien “superlien” deed restriction, environmental land use restriction or the like has been placed on any site leased or operated by the Franchises pursuant to CERCLA or any similar Law.

Section 2.21. Transactions with Affiliates. Section 2.21 of the Disclosure Schedule describes any transaction, between the Franchises, on the one hand, and an Affiliate of the Franchises, on the other hand, other than any employment Contract, Contract not to compete with any Franchise, Contract to maintain the confidential information of any Franchise, Contract assigning intellectual property rights to any Franchise, or other Agreement listed in Section 2.13(a) of the Disclosure Schedule. Except as set forth in Section 2.21 of the Disclosure Schedule or Section 2.13(a) of the Disclosure Schedule, no Affiliate of any Franchise (a) owns or has any interest in any property (real or personal, tangible or intangible), Franchise Intellectual Property or Contract used in or pertaining to the business of, any Franchise, (b) has notified any Franchise of any claim or cause of action against any Franchise or (c) owes any money to, or is owed any money by, any Franchise.

Section 2.22. Accounts; Powers of Attorney; Officers and Directors. Section 2.22 of the Disclosure Schedule sets forth (a) a true and complete list of all bank and savings accounts, certificates of deposit and safe deposit boxes of each Franchise, identifying with respect to each any Person authorized to sign thereon, (b) true and complete copies of all corporate borrowing, depository and transfer resolutions, identifying with respect to each any Person entitled to act thereunder, (c) a true and complete list of all powers of attorney granted by each Franchise, identifying with respect to each any Person authorized to act thereunder and (d) a true and complete list of all officers and directors of the Franchises.

Section 2.23. Brokers. No Franchise has employed or entered into any Contract with any investment banker, broker, finder, consultant or intermediary in connection with the Merger or the other transactions contemplated by this Agreement or Asset Sale Agreements.

Section 2.24. Certain Business Practices. Neither any Franchise nor any directors, officers, agents or employees of a Franchise, has (a) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to political activity, (b) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977 or (c) made any payment which constitutes criminal bribery under applicable Law.

Section 2.25. No Former Business. Except as set forth in Section 2.25 of the Disclosure Schedule, no Franchise has owned or operated any former business, alone or with any other Person.

Section 2.26. Warranties. Section 2.26 of the Disclosure Schedule sets forth a summary of the practices and policies followed by the Franchises with respect to warranties with respect to any services provided by the Franchises, whether such practices are oral or in writing or are deemed to be legally enforceable. There is not presently, nor has there been, any failure or defect in any services provided by the Franchises that has required, or that may require, a re-provision of services or similar action with respect to such services or a change of such services, nor has there been any refund with respect to allegedly defective services in excess of $10,000 in the aggregate since inception.

Section 2.27. Disclosure. No representation or warranty of the Company or the Stockholder contained in this Agreement or any other agreement or instrument furnished by the Company, the Stockholder or the Franchises pursuant to this Agreement, and no statement contained in any document, certificate or schedule furnished or to be furnished by or on behalf of the Company, the Stockholder or the Franchises to Parent or any of its Representatives pursuant to this Agreement, contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact necessary, in light of the circumstances under which it was or will be made, in order to make the statements herein or therein not misleading. Any disclosure on the Disclosure Schedule of an item or information that is made in such a way as to make its relevance to the disclosure required by another section of the Disclosure Schedule reasonably apparent based on the substance of the disclosure shall be deemed to have been disclosed in such other section of the Disclosure Schedule notwithstanding the omission of an appropriate cross-reference to such other section. Additionally, the Parties agree that should a lease listed on Section 2.12(b) of the Disclosure Schedule be cancelable by the landlord as a result of the transactions contemplated in this Agreement and the Stockholder and the Company failed to disclose such right to cancel, neither the Stockholder nor the Company shall be responsible for damages to any Buyer Party if any such lease is cancelled.

ARTICLE 3

ADDITIONAL REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDER

The Stockholder hereby represents and warrants to Parent and Merger Sub as follows:

Section 3.1. Power and Authority; Binding Agreement. The Stockholder has all requisite power and authority to execute and deliver this Agreement and to perform his obligations hereunder. No other proceedings on the part of the Stockholder are necessary to authorize this Agreement. This Agreement has been duly executed and delivered by the Stockholder and, assuming the due execution of this Agreement by the other Parties hereto, constitutes a valid and binding obligation of the Stockholder, enforceable against the Stockholder in accordance with its terms.

Section 3.2. Non Contravention. No consent, approval, order or authorization of, registration, declaration or filing with, or notice to, any Governmental Entity is required by or with respect to the Company in connection with the execution and delivery by the Stockholder of this Agreement or the compliance by the Stockholder with the provisions of this Agreement.

Section 3.3. Title to Securities. As of the date of this Agreement: (a) the Stockholder holds of record and beneficially the number of outstanding shares of Company Common Stock set forth in Section 3.3(a)(i) of the Disclosure Schedule, which represents all of the issued and outstanding Company Common Stock and (b) the Stockholder does not directly or indirectly own any shares of capital stock or other securities of the Company, or any option, warrant or other right to acquire (by purchase, conversion or otherwise) any shares of capital stock or other securities of the Company, other than the shares of Company Common Stock set forth in Section 3.3(a)(i) of the Disclosure Schedule.

Section 3.4. Brokers’ and Finders’ Fees. The Stockholder has not incurred, nor will he incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

Section 3.5. Sophistication. The Stockholder has such knowledge, experience, and skill in financial matters with respect to investments and securities so as to enable the Stockholder to understand and evaluate the merits and risks of the acquisition of an ownership interest in the Company and to form an investment decision with respect to such investment. The Stockholder is an “accredited investor” as defined under the Securities Act.

Section 3.6. Shares to be Held for Own Account. The shares of Parent Common Stock to be received by the Stockholder as Stock Consideration will be acquired for investment for such Stockholder’s own account, not as a nominee or agent, and not with a view to the public resale or distribution thereof within the meaning of the Securities Act, and the Stockholder has no present intention of selling, granting any participation in, or otherwise distributing the same. The Stockholder does not have any contract, undertaking agreement or arrangement with any person to sell, transfer or grant participations to such person or any third party with respect to the shares of Parent Common Stock to be received by the Stockholder as Stock Consideration.

Section 3.7. Disclosure of Information. At no time was the Stockholder presented with or solicited by any publicly issued or circulated newspaper, mail, radio, television or other form of general advertising or solicitation in connection with the offer, sale and purchase of the shares of Parent Common Stock to be received by the Stockholder as Stock Consideration. The Stockholder has received or has had full access to all the information it considers necessary or appropriate to make an informed investment decision with respect to the shares of Parent Common Stock to be received by the Stockholder as Stock Consideration. The Stockholder has had an opportunity to ask questions and receive answers from the Company regarding the terms and conditions of the shares of Parent Common Stock to be received by the Stockholder as Stock Consideration and to obtain additional information (to the extent the Company possessed such information or could acquire it without unreasonable effort or expense) necessary to verify any information furnished to the Stockholder or to which the Stockholder had access.

Section 3.8. Restricted Securities. The Stockholder understands that the shares of Parent Common Stock to be received by the Stockholder as Stock Consideration are characterized as “restricted securities” under the Securities Act inasmuch as they are being acquired from the Company in a transaction not involving a public offering and that under the Securities Act and applicable regulations thereunder such securities may be resold without registration under the Securities Act only in certain limited circumstances. In this connection, the Stockholder represents that he is familiar with Rule 144 of the U.S. Securities and Exchange Commission (the “SEC”), as presently in effect, and understands the resale limitations imposed thereby and by the Securities Act. The Stockholder understands that the Company is under no obligation to register any of the securities sold hereunder.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF THE BUYER PARTIES

Parent and the Merger Subs (each, a “Buyer Party” and together, the “Buyer Parties”), jointly and severally represent and warrant to the Stockholder as follows, as of the date hereof and as of the Closing Date:

Section 4.1. Organization and Standing. Each of the Buyer Parties is a corporation or a limited liability company, as applicable, duly organized, validly existing and in good standing under the Laws of the State of Delaware. Parent has all requisite corporation power and authority to carry on its business as now being conducted. Each of the Buyer Parties has delivered to the Company copies of its Constitutive Documents which are complete and correct in all material respects.

Section 4.2. Power and Authority; Binding Agreement. Each of the Buyer Parties has all requisite corporate or limited liability company, as applicable, power and authority to execute and deliver this Agreement, to consummate the Merger and the other transactions contemplated hereby and to perform its obligations hereunder. The execution and delivery by the Buyer Parties of this Agreement and the consummation by the Buyer Parties of the Merger and the other transactions contemplated hereby, have been duly authorized by all necessary corporate or limited liability company, as applicable, action on the part of the Buyer Parties, and no other proceedings on the part of the Buyer Parties are necessary to authorize this Agreement or to consummate the Merger and the other transactions contemplated hereby. This Agreement has been duly executed and delivered by the Buyer Parties and, assuming the due execution of this Agreement by the Seller Parties, constitutes a valid and binding obligation of the Buyer Parties, enforceable against the Buyer Parties in accordance with its terms.

Section 4.3. Non Contravention.

(a) The execution and delivery of this Agreement, the consummation of the Merger and the other transactions contemplated by this Agreement and the compliance with the provisions of this Agreement by each of the Buyer Parties does not and will not result in any violation or breach of, or default (with or without notice or lapse of time or both) under, or give rise to a right of, or result in, termination, cancellation or acceleration of any obligation, or result in the creation of any Lien, in or upon any of the properties or assets of the Buyer Parties or, following the Effective Time, the Surviving Company, under any provision of (i) the Buyer Parties’ Constitutive Documents, or, following the Effective Time, the Surviving Company’s Constitutive Documents, (ii) or except as would not reasonably be expected to result in a Material Adverse Change to any Buyer Party, any loan or credit agreement, bond, debenture, note, mortgage, indenture, guarantee, lease or other Contract to which a Buyer Party is a party or by which it or its properties or assets are bound or otherwise under which a Buyer Party has rights or benefits, or which would be applicable to the Surviving Company through a Buyer Party following the Effective Time, or (iii) except as would not reasonably be expected to result in a Material Adverse Change to a Buyer Party or the Surviving Company, any Judgment specifically naming a Buyer Party or Law, in each case, applicable to any of the Buyer Parties or, following the Effective Time, the Surviving Company, or any of their respective properties or assets.

(b) No consent, approval, order or authorization of, registration, declaration or filing with, or notice to, any Governmental Entity is required by or with respect to any Buyer Party in connection with the execution and delivery by any of them of this Agreement, the consummation by the Buyer Parties of the Merger and the other transactions contemplated hereby or the compliance by the Buyer Parties with the provisions of this Agreement, except for (i) the filing of the Certificates of Merger with the applicable Secretary of State and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business, and (ii) such other consents, approvals, orders, authorizations, registrations, declarations, filings and notices, the failure of which to be obtained or made individually or in the aggregate would not impair in any material respect the ability of each of the Buyer Parties to perform its obligations under this Agreement or prevent or materially impede or delay the consummation of the Merger or any of the other transactions contemplated hereby or cause a Material Adverse Change to Parent.

(c) All of the Parent Common Stock constituting Merger Consideration, after consummation of the Merger and when issued, will be duly authorized, validly issued, fully paid, non-assessable, free of all preemptive rights, and was or will be issued in compliance in all material respects with all applicable federal corporate and securities Laws. Parent is not a party to or bound by any, and there are no, contracts containing preemptive rights or agreements, arrangements or understandings to issue preemptive rights with respect to the issuance or sale of Capital Stock of Parent that will not have been waived as of the Closing.

Section 4.4. No Interim Operations of the Merger Subs. The Merger Subs were formed solely for the purpose of engaging in the transactions contemplated by this Agreement and have engaged in no business other than in connection with the transactions contemplated by this Agreement.

Section 4.5. SEC Filings; Financial Statements. Parent has filed with the SEC all forms, reports, schedules, statements, exhibits and other documents required to be filed by it and its subsidiaries under the Securities Act and the Exchange Act (collectively, the “Parent SEC Documents”). As of their respective dates or, if amended, as of the date of the last such amendment, the Parent SEC Documents and any forms, reports, schedules, statements, exhibits and other documents Parent may file with the SEC subsequent to the date hereof until the Closing, including, without limitation, any financial statements or schedules included therein, complied or will comply in all material respects with the applicable requirements of the Securities Act and the Exchange Act, and did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were or will be made, not misleading. The financial statements of Parent and its subsidiaries (as amended), including all related notes and schedules, contained in the Parent SEC Documents complied in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto), and fairly present (on a consolidated basis, if applicable) (a) the financial position of Parent, as of the dates thereof, and (b) its results of operations, cash flows and changes in stockholders’ equity for the periods then ended (subject, in the case of the unaudited interim financial statements, to normal year-end adjustments).

Section 4.6. Undisclosed Liabilities. Parent has no liabilities or obligations of any nature (whether known or unknown, absolute or contingent, liquidated, due, accrued or not, or otherwise), except for such liabilities and obligations, (a) to the extent shown in the Parent SEC Documents or shown in Schedule 4.6 hereto, (b) that are immaterial or are incurred in the Ordinary Course since the most recent date of the Parent SEC Documents or (c) that are not required to be reflected on a balance sheet prepared in accordance with GAAP.

Section 4.7. Litigation. Except as disclosed in any of the Parent SEC Documents filed prior to the date of this Agreement, there is no claim, demand or investigation pending or, to Parent’s knowledge, threatened against Parent or any of its subsidiaries or any of their respective properties or assets, including by or before any Governmental Entity, which (a) does or would reasonably be expected to result in a Material Adverse Change to Parent or (b) as of the date hereof, questions the validity of this Agreement or any action to be taken by any Buyer Party or the Company in connection with the consummation of the transactions contemplated hereby or could otherwise prevent or delay the consummation of the Merger or transactions contemplated by this Agreement.

Section 4.8. No Vote. No vote or approval of the holders of any class of securities of Parent is necessary to approve this Agreement, the Merger or the transactions contemplated hereby, including any consent of the holders of Parent as may be required by the listing requirements of the NASDAQ.

Section 4.9. Absence of Changes or Events. Since the filing of Parent’s quarterly report on Form 10-Q for the quarter ended March 31, 2008 and except as otherwise disclosed in writing to the Stockholder, (a) Parent has conducted its businesses only in the Ordinary Course, (b) there has occurred no Material Adverse Change with respect to the Parent or any Subsidiary of Parent or any change, circumstance, development, state of facts, event or effect that would reasonably be expected to result in a Material Adverse Change to the Parent.

ARTICLE 5

CONDITIONS PRECEDENT

Section 5.1. Conditions to Each Party’s Obligation. The respective obligation of each Party to effect the Merger is subject to the satisfaction or waiver on or prior to the Effective Time of the following conditions, any or all of which may be waived in whole or in part by the Party being benefited thereby, to the extent permitted by applicable Law:

(a) Certificates of Merger. The Certificates of Merger shall have been duly executed and delivered by Merger Subs and the Company and filed with and accepted by the applicable Secretary of State.

(b) No Injunction or Legal Restraint. No temporary restraining order, preliminary or permanent injunction or other order or decree issued by any court of competent jurisdiction or other legal restraint or prohibition (collectively, “Legal Restraints”) or Law which has the effect of preventing the consummation of the Merger shall be in effect. There shall not be pending or threatened by any Governmental Entity any claim, suit, action or proceeding (or by any other Person any claim, suit, action or proceeding which has a reasonable likelihood of success), challenging or seeking to restrain, prohibit, prevent, enjoin, alter or delay the Merger or any of the other transactions contemplated by this Agreement.

(c) Asset Sales. The transactions contemplated by the Asset Sale Agreements shall be consummated simultaneously herewith.

Section 5.2. Conditions to the Obligations of the Buyer Parties. The obligations of each of the Buyer Parties to effect the Merger are subject to the satisfaction (or express written waiver by Parent) on or prior to the Closing Date of the following conditions:

(a) No Material Adverse Change. Since the Most Recent Year End Financials Date, there shall not have been a Material Adverse Change to the Company, nor any change, circumstance, development, state of facts, event or effect that would reasonably be expected to result in a Material Adverse Change to the Company or, following the Effective Time, the Surviving Company.

(b) Representations and Warranties of the Seller Parties. The representations and warranties of the Seller Parties set forth in this Agreement that are qualified as to materiality (including in the definition of Material Adverse Change) shall be true and correct, and all other representations and warranties of the Seller Parties set forth in this Agreement that are not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing Date with the same effect as though made as of the Closing Date, except that the truthfulness and correctness of representations and warranties that by their terms speak as of a specified date will be determined as of such date.

(c) Covenants and Agreements. Each of the Seller Parties shall have performed or complied with in all material respects all covenants, agreements and obligations required by this Agreement to be performed or complied with by such Seller Parties on or before the Closing Date.

(d) Officers’ Certificate. The Seller Parties shall have delivered to Parent a certificate, dated the Closing Date and signed by the chief executive officer and chief financial officer of the Company (but without personal liability therefor), certifying as to the fulfillment of the conditions specified in Sections 5.2 (b) and (c).

(e) Consents and Approvals. Parent shall have received evidence, in form and substance reasonably satisfactory to it, that all consents and approvals required to be obtained in connection with the Merger, this Agreement and the other transactions contemplated hereby, have been obtained or made, and are in full force and effect.

(f) Contractual Consents and Approvals. Parent shall have received evidence, in form and substance reasonably satisfactory to it, that the Seller Parties have obtained all consents and approvals of third parties set forth on Schedule 5.2(f).

(g) Opinion of Company Counsel. Parent shall have received from Muchnick, Golieb and Golieb, P.C., counsel to the Company, an opinion in substantially the form of Exhibit E attached hereto, addressed to Parent and dated the Closing Date.

(h) Resignations. Parent shall have received copies of the resignations, effective as of the Effective Time, of each director and officer of the Company (other than any such resignations which Parent designates, by written notice to the Company, as unnecessary).

(i) Stockholder Non-Competition Agreement. At or prior to Closing, the Stockholder shall have duly executed and delivered to Parent a non-competition agreement in substantially the form of Exhibit F attached hereto (the “Non-Competition Agreement”), which agreement shall be in full force and effect.

(j) Termination of Agreements Among Affiliates. At or prior to the Closing, the agreements set forth in Schedule 5.2(j) shall have been terminated without payment of any consideration by the Company, and there shall be no obligations or liabilities of the Company or the Stockholder or, following the Effective Time, the Surviving Company with respect thereto.

(k) Other Documentation. Parent and counsel to Parent shall have received such other certificates and other documentation (including certificates of good standing of the Company in its jurisdiction of organization and the various other jurisdictions in which it is qualified, certified charter documents, certificates as to the incumbency of officers and the adoption of authorizing resolutions) from the Selling Parties as they shall have reasonably requested and as is customary with respect to the Merger and the other transactions contemplated by this Agreement.

(l) Employment Arrangement. At or prior to the Closing, the Stockholder shall have entered into an employment arrangement with Parent, to be effective as of and commence on the date of the Closing.

(m) Escrow Agreement. The Stockholder and the Escrow Agent shall have duly executed the Escrow Agreement, in substantially the form of Exhibit G attached hereto, which Escrow Agreement shall be in full force and effect.

(n) Financing. Financing shall be available for borrowing by Parent from an institutional lender (the “Lender”) of funds sufficient to allow Parent and Merger Sub II to satisfy all of their obligations under this Agreement and the Asset Sale Agreements, including the payment of the Merger Consideration, the LeComp Purchase Price (as defined in the LeComp Agreement) and the Kanarek Purchase Price (as defined in the Kanarek Agreement) and the payment of all associated costs and expenses (collectively, the “Aggregate Purchase Price”). Such financing shall not be subject to conditions precedent to the respective obligations of the Lender to fund the full amount of the Aggregate Purchase Price or contractual contingencies under any agreements, side letters or arrangements relating to the financing that would permit the Lender to reduce the total amount of the financing or that would materially affect the availability of the financing of the Aggregate Purchase Price.

(o) Releases. At or prior to the Closing, the Stockholder shall have delivered executed releases from each of Michael Gamerl and Lynn Hatton in favor of the Stockholder, Orange, Parent and Parent’s Affiliates (collectively, the “Released Parties”), in form substantially similar to Exhibit I, releasing the Released Parties from any and all obligations to Michael Gamerl and Lynn Hatton, as the case may be, arising under or related to the agreements described in Schedule 5.2(o) hereto (the “Profits Agreements”).

Section 5.3. Conditions to the Obligations of the Seller Parties. The obligations of the Seller Parties to effect the Merger is subject to the satisfaction (or express written waiver by Stockholder) on or prior to the Closing Date of the following conditions:

(a) Representations and Warranties. The representations and warranties of the Buyer Parties set forth in this Agreement that are qualified as to materiality (including in the definition of Material Adverse Change) shall be true and correct, and all other representations and warranties of the Buyer Parties set forth in this Agreement that are not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing Date with the same effect as though made as of the Closing Date, except that the accuracy of representations and warranties that by their terms speak as of a specified date will be determined as of such date.

(b) Covenants and Agreements. The Buyer Parties shall have performed or complied with in all material respects all covenants, agreements and obligations required by this Agreement to be performed or complied with by them on or before the Closing Date.

(c) Officers’ Certificate. The Stockholder shall have received from Parent a certificate, dated the Closing Date and signed by the chief executive officer and chief financial officer of Parent (but without personal liability therefor), certifying as to the fulfillment of the conditions specified in Sections 5.3(a) and (b).

(d) Consents and Approvals. Stockholder shall have received evidence, in form and substance reasonably satisfactory to him, that all consents and approvals required to be obtained by Parent, Merger Sub I and Merger Sub II in connection with the Merger, this Agreement and other transactions contemplated hereby, have been obtained or made, and are in full force and effect.

(e) Opinion of Parent’s Counsel. The Stockholder shall have received from Goodwin Procter, LLP, counsel to the Buyer Parties, an opinion in substantially the form of Exhibit H attached hereto, addressed to the Company and dated the Closing Date.

(f) Escrow Agreement. Parent and the Escrow Agent and shall have duly executed and delivered to the Stockholder an Escrow Agreement, in substantially the form of Exhibit G attached hereto, which Escrow Agreement shall be in full force and effect.

(g) Other Documentation. The Selling Parties and counsel to the Selling Parties shall have received such other certificates and other documentation (including certificates of good standing of each of Parent, Merger Sub I and Merger Sub II in its jurisdiction of organization and certificates as to the incumbency of officers and the adoption of authorizing resolutions) from Parent, Merger Sub I and Merger Sub II as they shall have reasonably requested and as is customary with respect to the Merger and the other transactions contemplated by this Agreement.

ARTICLE 6

CERTAIN COVENANTS OF THE COMPANY AND THE STOCKHOLDER

Section 6.1. Conduct of Business. Except with the prior written consent of Parent or, as expressly permitted by the terms of this Agreement from the date hereof to the Closing, the Company shall (and the Stockholder shall cause each Franchise to) (i) conduct its businesses in the Ordinary Course (except to the extent prohibited by Section 6.7), (ii) make commercially reasonable efforts consistent with past practices to keep its physical assets in good working condition, to preserve, maintain the value of, renew, extend and keep in full force and effect all Franchise Intellectual Property, to keep available the services of its current officers and employees and to preserve the Franchises’ relationships with lenders, creditors, lessors, lessees, licensors, licensees, officers, employees, contractors, distributors, developers, vendors, clients, customers, suppliers or other Persons having a material business relationship with the Franchises (in each case except to the extent prohibited by Section 6.7) and (iii) comply in all material respects with all applicable Laws and Judgments. Without limiting the generality of the foregoing, except as contemplated by this Agreement or the transactions to be consummated in connection therewith, the Company shall not, without the prior written consent of Parent, not to be unreasonably withheld or delayed:

(a) amend its Constitutive Documents;

(b) declare, set aside or pay any dividend on, or make any other distribution (whether in cash, stock or property) in respect of, any Company Capital Stock to holders of Company Common Stock, except as expressly set forth in Section 7.6 hereof;

(c) split, combine or reclassify any Capital Stock, or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of Company Common Stock;

(d) issue, deliver or sell, or pledge or otherwise encumber, any shares of Capital Stock, or any securities convertible into, or exchangeable for, or any options, warrants, calls or rights to acquire or receive, any such shares, interests or other securities or any stock appreciation rights, “phantom” or “shadow” stock awards or other rights that are linked in any way to the price of Company Common Stock or the value of the Company or any part thereof, other than as otherwise herein contemplated to Parent in connection with the Merger;

(e) repurchase, prepay, create, incur or assume any Indebtedness (including obligations in respect of capital leases), issue or sell, or amend, modify or change any term of, any debt securities or options, warrants, calls or other rights to acquire any debt securities of the Company, assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for any Indebtedness of another Person, make any loans, advances or capital contributions to, or investments in, any Person other than the Company, enter into any “keep well” or other Contract to maintain any financial statement condition of another Person, or enter into any Contract having the economic effect of any of the foregoing, other than in each case with respect to Indebtedness that matured or became due and payable or with respect to liabilities or obligations arising in the Ordinary Course;

(f) sell, license, mortgage or otherwise encumber or subject to any Lien other than a Permitted Lien, or otherwise dispose of any properties or assets which are material, individually or in the aggregate, to the Company, other than in the Ordinary Course;

(g) acquire or agree to acquire (i) by merging or consolidating with, or by purchasing all or a substantial portion of the assets of, or by purchasing all or a substantial portion of the Capital Stock of, or by any other manner, any business or any other Person or any division thereof, or (ii) any assets, other than in the Ordinary Course, that are material, individually or in the aggregate, to the Company;

(h) change its fiscal year, revalue any of its assets or make any changes in financial or Tax accounting methods, principles, practices or policies, except as required by GAAP or applicable Law, make or change any Tax election relating to the Company or amend or file any Tax Return;

(i) except as required to comply with applicable Law or any Contract, including the Profits Agreements, or the Benefit Plans in effect on the date of this Agreement, (i) pay to any Personnel any bonus, other amount or other benefit, or make any advance or loan to any Personnel, in either case not provided for under any Contract, including the Profits Agreements, the Benefit Plans or Benefit Agreement in effect on the date of this Agreement other than the payment of base compensation in the Ordinary Course, (ii) grant any awards under any Benefit Plan (including the grant of stock options, stock appreciation rights, stock based or stock related awards, performance units or restricted stock or the removal of existing restrictions in any Contract, including the Profits Agreements, the Benefit Plans or Benefit Agreement or awards made thereunder), (iii) take any action to fund or in any other way secure the payment of compensation or benefits under any Contract, Benefit Plan or Benefit Agreement, (iv) take any action to accelerate the vesting or payment of any compensation or benefit under any Contract, Benefit Plan or Benefit Agreement, (v) adopt, enter into or amend any Benefit Plan or Benefit Agreement or (vi) make any material determination under any Benefit Plan or Benefit Agreement that is inconsistent with the Ordinary Course;

(j) enter into any lease or sublease of real property (whether as a lessor, sublessor, lessee or sublessee) or modify, amend, terminate or fail to exercise any right to renew any lease or sublease of real property;

(k) incur or commit to incur any capital expenditure (or any obligation or liability in connection therewith), in an amount greater than $5,000 individually or $10,000 in the aggregate, except in the Ordinary Course;

(l) except to the extent otherwise expressly required by this Agreement, incur or commit to incur any expenditure (or any obligation or liability) other than in the Ordinary Course;

(m) enter into or amend any Contract in any material respect (or any substantially related Contracts, taken together) (i) that would constitute a Material Contract, or (ii) if consummation of the Merger or any of the other transactions contemplated hereby or compliance by the Company with the provisions of this Agreement will result in any material violation or breach of, or material default (with or without notice or lapse of time or both) under, or result in the creation of any Lien (other than a Permitted Lien) in or upon any of the properties or assets of the Company or the Stockholder, or following the Effective Time, the Surviving Company or any Affiliate thereof, under, any provision of such Contract;

(n) waive, release or assign any material rights or claims under, fail to take a required action under, permit the lapse of or default under, or terminate any Material Contract;

(o) pay, discharge, settle or satisfy any claims, liabilities or obligations (whether absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the Ordinary Course or incurred since the Most Recent Year End Financials Date in the Ordinary Course;

(p) except as required by applicable Law, adopt or enter into any collective bargaining agreement or other labor union Contract applicable to any Personnel or terminate the employment of any Personnel that has an employment, severance or similar agreement or Contract with any Franchise;

(q) commence, participate or agree to commence or participate in any bankruptcy, voluntary liquidation, dissolution, winding up, examinership, insolvency or similar proceeding in respect of the Company;

(r) create any Subsidiary of the Company;

(s) engage in any business or business activity other than as previously conducted;

(t) establish any Company Stock Plan, or grant any options, warrants or other rights to acquire shares of Company Common Stock;

(u) enter into or amend any agreement that would limit the ability of any of the Company, Parent or any affiliate of Parent, including without limitation, following the Effective Time, the Surviving Company, to operate in a specific area of business or specific geographic area after the closing of the Merger and the other transactions contemplated by this Agreement; or

(v) authorize any of, or commit, resolve or agree, whether in writing or otherwise, to take any of, the actions listed in Sections 6.1(a) through (u).

Section 6.2. Access. Prior to Closing, the Company shall, and the Stockholder shall cause the Company to, upon reasonable advance notice and during normal business hours, (i) make available for inspection by Parent and its Representatives all of the Company’s properties, assets, books of accounts, records (including the work papers of the Company’s independent accountants) and Contracts and any other materials requested by any of them relating to the Company and its existing and prospective businesses and assets and liabilities as Parent may reasonably request, (ii) make available to Parent and its Representatives the officers, other senior management and Representatives of the Stockholder and the Company for interviews, as Parent and its Representatives may reasonably request, to verify and discuss the information furnished to Parent and its Representatives and otherwise discuss the Company’s existing and prospective businesses and assets and liabilities, (iii) help gain reasonable access for Parent, at such times as Parent and its Representatives may request, to the Company’s employees, clients, customers, Affiliates or other Persons having a material business relationship with the Company; provided, that Parent shall not contact any clients or customers without the prior consent of the Company, which consent shall not be unreasonably withheld, and (iv) reasonably assist Parent and its Representatives in becoming familiar with the Company’s existing and prospective businesses and assets and liabilities as Parent and its Representatives may reasonably request. Any and all such investigations shall be conducted in a manner that does not unreasonably interfere with the conduct of the business of the Company and that would not reasonably be expected to cause a Material Adverse Change to the Company in the event the Merger is not consummated.

Section 6.3. Stockholder Covenants. Except with the prior written consent of Parent or, as expressly permitted by the terms of this Agreement from the date of this Agreement to the Effective Time, the Stockholder shall not (i) directly or indirectly, cause or permit any sale of, assignment of, pledge of, encumbrance of, grant of an option with respect to, transfer of or other disposition of, any shares of Company Common Stock, (ii) enter into an agreement or commitment contemplating the possible sale of, assignment of, pledge of, encumbrance of, grant of an option with respect thereto, transfer of or other disposition of any shares of Company Common Stock or (iii) reduce its beneficial ownership of, interest in or risk relating to any shares of Company Common Stock.

Section 6.4. Tax Matters.

(a) The Stockholder will cause the Company to prepare and timely file any Tax Return for any period ending on or before the Closing Date required to be filed by the Company prior to the Closing Date (a “Pre-Closing Tax Return”) and timely pay any Tax reflected thereon. The Company shall submit any such Pre-Closing Tax Return to Parent for approval prior to filing, which approval shall not be unreasonably withheld or delayed. The Company will not take any position on any Pre-Closing Tax Return that is inconsistent with its past custom and practice.

(b) Parent will prepare any Tax Return of the Company required to be timely filed after the Closing Date or which Parent determines was required to be filed before the Closing Date but which was not filed on a timely basis, and, subject to the indemnification obligations of the Stockholder pursuant to Section 6.4(f) and Article 8, pay any such Tax reflected thereon. Notwithstanding the foregoing, the Stockholder shall prepare the Company’s final federal and California “S” Corporation Tax Returns, submit any such Tax Returns to Parent for approval prior to filing, which approval shall not be unreasonably withheld or delayed, timely file such Tax Returns following Parent’s approval and timely pay any Tax reflected thereon.

(c) All transfer, documentary, sales, use, registration and other such Taxes (including all applicable real estate transfer or gains Taxes) and related fees (including any penalties, interest and additions to Tax) incurred in connection with the Merger and the other transactions contemplated hereby shall be borne equally by the Stockholder and the Parent, and the Stockholder and Parent shall cooperate in timely filing all Tax Returns as may be required to comply with the provisions of such Tax Laws. The Stockholder and Parent will reasonably cooperate with each other to lawfully minimize any such Taxes.

(d) From the date hereof through the Closing Date, the Company shall not effect any extraordinary transactions (other than any such transactions expressly required by applicable Law or by this Agreement) that could result in Tax liability to the Company in excess of Tax liability associated with the conduct of its business in the Ordinary Course.

(e) The Stockholder and the Company shall cause the provisions of any Tax allocation, indemnity or sharing Contract between the Stockholder or any of his Affiliates (other than the Company) or any third party, on the one hand, and the Company, on the other hand, to be terminated on or before the Closing Date, with no force or effect following the Closing Date.

(f) From and after the Effective Time, the Stockholder shall indemnify and hold harmless from and against, and compensate, reimburse and pay for, any Damages which are directly or indirectly suffered or incurred by Parent or Merger Sub II or to which Parent or Merger Sub II may otherwise become subject (regardless of whether or not such Damages relate to any third-party claim) and which arise from or as a result of, or are directly or indirectly connected with: (i) Taxes of the Company or any Affiliate thereof, or the nonpayment thereof for any taxable years or periods ending on or before the Closing Date and the portion through the Closing Date for any taxable period that includes, but does not end on, the Closing Date (the “Pre-Closing Tax Period”); (ii) Taxes of any member of an affiliated, consolidated, combined or unitary group of which the Company (or any predecessor or Affiliate thereof) is or was a member prior to the Effective Time, including pursuant to Treasury Regulations 1.1502-6 or any analogous or similar state, local or foreign law, rule or regulation; and (iii) Taxes of any Person other than the Company or any Affiliate thereof as a transferee or successor, by contract or pursuant to any law, rule or regulation, which Taxes relate to a transaction or event occurring on or before the Effective Time. For the avoidance of doubt, this Section 6.4(f) shall not be subject to any limitations described in Section 8.5. Parent or Merger Sub II shall be reimbursed by Stockholder for any Damages determined pursuant to this Section 6.4(f) at least five (5) business days prior to the date such Taxes are payable by Parent or

Merger Sub II. The amount of any Taxes based on or measured by income or receipts of the Company for the Pre-Closing Tax Period shall be determined based on a closing of the books as of the close of business on the Closing Date (and for such purpose, the taxable year of any partnership or other pass-through entity in which the Company holds any beneficial interest shall be deemed to terminate at such time) and the amount of other Taxes of the Company or any Affiliate thereof for a period that includes (but does not end on) the Closing Date (a “Straddle Period”) which relate to a Pre-Closing Tax Period shall be deemed to be the amount of such Tax for the entire taxable year or period multiplied by a fraction, the numerator of which is the number of days in the taxable year or period ending on the Closing Date and the denominator of which is the number of days in the Straddle Period.

Section 6.5. Consents. The Company shall cooperate and use commercially reasonable efforts to (i) obtain all material consents, orders, approvals, authorizations, declarations or filings, and give all notices, in each case which are required to be obtained by applicable Law or Governmental Entity, and which are necessary to consummate the Merger and the other transactions contemplated hereby and to comply with all applicable Laws in connection with the consummation of the Merger and the other transactions contemplated hereby and (ii) obtain all material consents and give all notices required under any Contract disclosed in Section 2.13(a) of the Disclosure Schedule to consummate the Merger and the other transactions contemplated hereby.

Section 6.6. Insurance. The Company shall make commercially reasonable efforts to keep all insurance policies set forth in Section 2.17 of the Disclosure Schedule, or comparable replacements therefor, in full force and effect through the Effective Time and such that such insurance policies will be in full force and effect immediately following the Effective Time.

Section 6.7. Exclusivity.

(a) From the date of this Agreement to the Closing Date, no Seller Party or any of such Seller Party’s officers, directors, stockholders, Affiliates or Representatives will, without the prior written approval of Parent, directly or indirectly, take any of the following actions with any party other than Parent or its Affiliates, except as may be required by Law:

(i) (A) solicit, initiate or encourage, or take any other action with the intention of facilitating, any inquiries or the making of any proposal that constitutes an Acquisition Proposal or (B) participate in any discussions or negotiations regarding any Acquisition Proposal;

(ii) disclose or furnish to any Person other than Parent and its Affiliates any information concerning the assets or business of a Franchise (A) which is not customarily disclosed to third parties or (B) in contemplation of any Acquisition Proposal; or

(iii) assist or cooperate with any Person other than Parent and its Affiliates to make any offer or proposal to consummate or effect any of the types of transactions described in the definition of Acquisition Proposal.

(b) Without limiting Section 6.7(a), it is understood that any violation of the restrictions set forth in Section 6.7(a) by any Person covered by Section 6.7(a), whether or not such Person is purporting to act on behalf of the Company, shall be deemed to be a breach of Section 6.7(a) by the Company.

(c) If any of the Persons listed in Section 6.7(a) receives any inquiry, proposal or offer of the nature described in Section 6.7(a), then the Seller Parties shall, within one (1) Business Day thereafter, notify Parent of such inquiry, proposal or offer, indicating the material terms, conditions and other aspects of such inquiry, proposal or offer, including the scope of the work at issue and the extent of the contemplated commitment of the Company’s resources and capacity, and a copy of any written materials received from such Person making the inquiry, proposal or offer.

Section 6.8. Notice of Certain Events. Subject to restrictions imposed by applicable Law, (a) the Company shall promptly notify Parent of, and furnish Parent with any information in its possession that Parent may reasonably request with respect to, the occurrence of any event or condition or the existence of any fact that could reasonably be expected to cause any of the conditions to the obligation of Parent to consummate the Merger set forth in Section 5.2 to not be satisfied, and (b) the Company shall promptly, upon obtaining knowledge, notify Parent of, and furnish Parent with any information in Company’s possession that Parent may reasonably request with respect to, (i) a Franchise being notified by any of its employees that such employee intends to, or is considering, terminating such employee’s employment with such Franchise, including in connection with or as a result, in part or in whole, of the transactions contemplated hereby or by the LeComp Agreement or any other sale of a Franchise and (ii) a Seller Party having any knowledge of any officer or executive employee of a Seller Party intending to, or considering, doing the same. No information delivered to Parent pursuant to this Section 6.8 shall update the Disclosure Schedule.

Section 6.9. The Company’s Auditors. The Seller Parties shall provide, and shall cause their management and its independent accountants to provide, such information and assistance as Parent or its independent accountants may reasonably request in order to facilitate on a timely basis (a) the preparation of financial statements (including pro forma financial statements if required) as required by Parent to comply with applicable SEC regulations, (b) the review of any audit or review work papers with respect to the Company, including the examination of interim financial statements and data and (c) the delivery of such representations from the Company’s independent accountants as may be reasonably requested by Parent or its independent accountants.

Section 6.10. Delivery of Stock Ledger and Minute Book of the Company. The Stockholder shall cause the Company to deliver the Company’s stock ledger and minute books to Parent at Closing.

Section 6.11. Termination of Qualified Plans. The Franchises and the Stockholder shall have taken all actions necessary to bring all Benefit Plans that are subject to Section 401 of the Code (the “Qualified Plans”) into compliance with all applicable requirements of the Code as of the date prior to the Closing Date and to terminate each of the Qualified Plans effective not later than the date immediately preceding the Closing Date. In the case of any Qualified Plan that is subject to Section 401(k) of the Code, such actions shall be taken pursuant to resolutions of the Board of Directors of the sponsoring entity substantially in the form attached hereto as Exhibit J. Upon the reasonable request of Parent, the Franchises and the Stockholder shall provide Parent with evidence of their actions in connection with this Section 6.11 prior to the Effective Time, which evidence, in the case of the Company’s profit sharing plan only, may be in the form of an affidavit by the Stockholder reasonably acceptable to Parent.

ARTICLE 6A

CERTAIN COVENANTS OF THE PARENT

Section 6A.1. Employees Post Closing. Parent shall honor the bonus commitments for 2008 made by the Company and/or LeComp to its employees that are set forth on Schedule 6A.1 attached hereto. During 2008, Parent shall not terminate the employment of any person who is an employee of the Company as of the Closing Date without cause or for reasons not related to performance without the Stockholders’ consent, which consent shall not be unreasonably withheld or delayed.

Section 6A.2. Grant of Programs. For five (5) years following the Closing, Parent shall allow the Stockholder to grant during each calendar year, without any cost to the Stockholder, for the programs, materials in connection therewith or otherwise, up to five (5) The Princeton Review review courses in SAT, LSAT, GMAT, GRE and/or MCAT anywhere in the country.

Section 6A.3. Pre-Closing Tax Returns. Unless it is determined that a Franchise is not, or was not, at any time prior to Closing, an “S” corporation for federal income Tax purposes, Parent shall not amend any Pre-Closing income Tax Return of a Franchise or settle any Tax audit relating to a Pre-Closing income Tax Return of a Franchise. Stockholder shall be responsible for defending (at Stockholder’s expense) any Tax audit relating to a Pre-Closing income Tax Return of any Franchise; provided, however, that Stockholder shall not settle any such audit without Parent’s written consent, which consent shall not be unreasonably withheld or delayed, if the settlement would adversely affect Parent or Merger Sub II. Notwithstanding the foregoing, if such settlement of an audit by the Stockholder solely impacts Parent by requiring the payment of Taxes in an amount that is less than $25,000, Parent’s written consent shall not be required to settle such audit. Upon request of Stockholder, his agents and representatives, Parent shall make available, upon reasonable notice and during business hours, the books and records of any Franchise for the period prior to and through the Closing.

Section 6A.4. Guarantees. Parent shall use commercially reasonable efforts to have the Stockholder and Cotsen released from their obligations under the guarantees listed on Schedule 6A.4, and shall indemnify and hold the Stockholder and Cotsen harmless from damages arising under such guarantees for events that occur after the Closing.

ARTICLE 7

MUTUAL COVENANTS

Section 7.1. Commercially Reasonable Efforts. From the date of this Agreement to the Closing, each Party shall use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, and to assist and cooperate with the other Parties in doing, all things, in each case necessary or advisable to permit the consummation of the Merger and the other transactions contemplated hereby, including (i) obtaining any consents, authorizations, approvals, permits, licenses, or governmental authorizations, estoppel certificates and filings under any applicable Law required to be obtained or made by it which may be necessary or appropriate to permit the consummation of the Merger and the other transactions contemplated hereby, (ii) ensuring that its representations and warranties remain true and correct in all material respects through the Closing Date and (iii) ensuring that the conditions to the obligations of the other Parties to consummate the Merger are satisfied. Without limiting the foregoing, in the event that (x) any claim, suit, action or proceeding of the type and having any of the effects described in Section 5.1(b) is pending or threatened or (y) any Legal Restraint that could reasonably be expected to result, directly or indirectly, in any of the effects described in Section 5.1(b) is in effect, then the Company or Parent, as applicable, shall use commercially reasonable efforts to have such claim, suit, action, proceeding or Legal Restraint vacated, reversed or made to be no longer in effect.

Section 7.2. Publicity. No Party shall, nor shall any Party permit any of its officers, directors or Representatives (“Representative Persons”) or any Representative Persons of the foregoing (collectively, the “Other Persons”) to, issue a press release or public announcement or otherwise make any public disclosure or public disclosure to its employees (nor shall the Stockholder or the Company communicate with any of their respective employees or permit any Other Persons to do so, except for communications with such employees required for the Stockholder and the Company to satisfy their obligations hereunder) concerning the subject matter of this Agreement (including its existence) without the prior written approval of the other Parties, provided, that any Party may make any public disclosure it believes in good faith is required by applicable Law or stock market rule and in such case (other than disclosure pursuant to stock market rule or securities Laws) such Party must, prior to making such disclosure, (a) use commercially reasonable efforts to advise the other Parties of such disclosure (including a copy thereof) as far in advance of such disclosure as is reasonably practicable and (b) consult with the other Parties with respect to the content of such disclosure.

Section 7.3. Expenses. Whether or not the Merger and the other transactions contemplated hereby are consummated, and except as otherwise set forth in Article 8, each of the Parties shall bear its own fees and expenses incurred or owed in connection with the Merger, this Agreement and the other transactions contemplated hereby; provided, however, that if the Merger is consummated, the Stockholder shall bear all expenses of the Company incurred after May 31, 2008 in connection with the Merger, this Agreement and the other transactions contemplated hereby.

Section 7.4. Further Assurances. From time to time prior to the Closing, as and when requested by any Party, the other Parties shall execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further or other actions as such other Party may reasonably deem necessary or desirable in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

Section 7.5. Tax-Free Reorganization Treatment. Each of Parent, Merger Sub I, Merger Sub II, the Company and the Stockholder shall use its commercially reasonable efforts to cause the Merger to constitute a “reorganization” within the meaning of Section 368(a) of the Code (a “Reorganization”) for federal income tax purposes. Unless otherwise required by Law, each Party shall report the Merger on all Tax Returns and filings as a Reorganization. The Parties acknowledge that the Stockholder will receive a significant benefit from the treatment of the Merger as a Reorganization; provided, however, that no Party makes any representations, warranties or guarantees to any other Party as to whether the Merger qualifies as a Reorganization.

Section 7.6. Limit on Distributions. The Parties hereto acknowledge and agree that, notwithstanding any statement or agreement herein to the contrary, prior to the Closing, the Company or the Stockholder may distribute any and all profits of the Franchises earned on a cash basis on or before May 31, 2008, subject to the following restrictions: (a) an amount of cash sufficient to permit the Surviving Company to satisfy any and all liabilities of the Franchises calculated on an accrual basis related to all periods prior to midnight on May 31, 2008 that remain unsatisfied as of the Effective Time, including, for the avoidance of doubt, the Company Portion of the Tiu Settlement (the “Unsatisfied Obligations Amount”), other than (i) certain mutually agreed upon liabilities of the Company disclosed on Schedule 2.10(a) hereto and designated as “Parent Assumed Payables” thereon and (ii) the Excluded Liabilities, as defined in the Asset Purchase Agreements, shall remain in and be retained by the Company up until and through the Effective Time and shall become the property of the Surviving Company as a result of the Merger, and (b) all accounts receivable outstanding at midnight on May 31, 2008 collected during the period from June 1, 2008 to the Closing shall be deposited into the Company’s bank account and shall remain in and be retained by the Company up until and through the Effective Time and shall become the property of the Surviving Company as a result of the Merger.

Section 7.7. Tax Liability. Within one-hundred twenty (120) days following the Closing Date, the Stockholder shall provide Parent with a pro forma calculation of the Stockholder’s income tax liability resulting solely from any pass-through items of the Company’s income required to be reported as taxable income of Stockholder as a result of Stockholder’s ownership of the Company for the period commencing after May 31, 2008, and ending on the Closing Date (taking into account any offsetting deductions, credits, losses or carryforwards available to Stockholder through the Closing Date) (“Pro

Forma Tax Liability”). Parent shall have the right to consent to the Pro Forma Tax Liability, such consent not to be unreasonably withheld. Following Parent’s consent, Parent shall cause Company to distribute to the Stockholder an amount of cash equal to the Pro Forma Tax Liability. The Parties hereto agree to report the payment to Stockholder of the Pro Forma Tax Liability as a distribution described in Section 1371(e) of the Code to the maximum extent permitted under applicable Law.

ARTICLE 8

INDEMNIFICATION

Section 8.1. Indemnification.

(a) From and after the Effective Time, the Stockholder shall indemnify and hold harmless Parent, the Surviving Company, their direct and indirect subsidiaries and their respective directors, officers, employees, agents and Affiliates in respect of, and hold each of them harmless against, any and all debts, obligations and other liabilities (whether absolute, accrued, contingent, fixed or otherwise, or whether known or unknown, or due or to become due or otherwise), monetary damages, fines, fees, penalties, interest obligations, deficiencies, diminution in value, losses and expenses (including without limitation amounts paid in settlement, interest, court costs, costs of investigators, fees and expenses of attorneys, accountants, financial advisors and other experts, and other expenses of litigation) (“Damages”) incurred or suffered by any of such Indemnified Parties resulting from, relating to or constituting:

(i) any breach or inaccuracy of a representation or warranty of a Seller Party contained in this Agreement (including the Disclosure Schedule) or in any other agreement, certificate or other instrument executed and delivered by or on behalf of a Seller Party pursuant to this Agreement (in each case, without giving effect to any materiality, Material Adverse Change or similar qualification contained or incorporated directly or indirectly in such representation or warranty, except for the qualification set forth in Section 2.27);

(ii) any failure by a Seller Party to perform or comply with any covenant or agreement applicable to it contained in this Agreement or any other agreement executed and delivered pursuant to this Agreement;

(iii) each of the matters described in Section 6.4(f);

(iv) any claim in respect of any asset of the Company made by any predecessor entity to the Company or any current or former creditor thereto or stockholder thereof;

(v) any indemnification obligations owing by the Company to any past or present officers, directors or employees of the Company (whether under the California Laws, the Company Constitutive Documents, any current indemnification agreement, this Agreement or otherwise) with respect to claims made against such past or present officers, directors or employees;

(vi) except for the Company Portion of the Tiu Settlement, the wage and hour class action case titled Tiu & Campbell v. The Princeton Review, Inc.;

(vii) fees payable under any Contract with Parent with respect to the business of the Franchises conducted prior to the Effective Time;

(viii) any Legal Proceeding relating to any matter referred to in clauses (i) through (viii) above, including any Legal Proceeding commenced by any Indemnified Party for the purpose of enforcing any of its rights under this Article 8.

(b) From and after the Effective Time, Parent and the Surviving Company, jointly and severally, shall indemnify and hold harmless the Stockholder and his Affiliates in respect of, and hold each of them harmless against, any and all Damages incurred or suffered by any of such Indemnified Parties resulting from, relating to or constituting:

(i) any breach or inaccuracy of a representation or warranty of a Buyer Party, contained in this Agreement or in any other agreement, certificate or other instrument executed and delivered by or on behalf of a Buyer Party pursuant to this Agreement (in each case, without giving effect to any materiality or similar qualification contained or incorporated directly or indirectly in such representation or warranty); and

(ii) any failure by a Buyer Party to perform or comply with any covenant or agreement applicable to it contained in this Agreement or any other agreement executed and delivered pursuant to this Agreement.

Section 8.2. Indemnification Claims.

(a) An Indemnified Party shall give written notification to the Indemnifying Party (a “Claim Notice”) of the commencement of any suit or proceeding relating to a third party claim for which indemnification pursuant to this Article 8 may be sought (each a “Third Party Claim”). Such Claim Notice shall be given within twenty (20) Business Days after receipt by the Indemnified Party of notice of such Third Party Claim, and shall describe in reasonable detail (to the extent known by the Indemnified Party) the facts constituting the basis for such Third Party Claim and the amount of the claimed damages; provided, that no delay on the part of the Indemnified Party in notifying the Indemnifying Party shall relieve the Indemnifying Party of any liability or obligation hereunder except to the extent of any damage or liability caused by or arising out of such failure. Within twenty (20) Business Days after delivery of such Claim Notice, the Indemnifying Party may, upon written notice thereof to the Indemnified Party, assume control of the defense of such Third Party Claim with counsel reasonably satisfactory to the Indemnified Party; provided, that the Indemnifying Party may not assume control of the defense of any Legal Proceeding involving a Third Party Claim for criminal liability or in which equitable relief is sought against the Indemnified Party. If the Indemnifying Party does not so assume control of such defense, the Indemnified Party shall control such defense. The party not controlling such defense (the “Non-Controlling Party”) may participate in, but not control, the defense at its own expense; provided, that if the Indemnifying Party assumes control of such defense and the Indemnified Party reasonably concludes that the Indemnifying Party and the Indemnified Party have conflicting interests or different defenses available with respect to such Third Party Claim, the reasonable fees and expenses of one counsel incurred by the Indemnified Party as a result of protecting or preserving such conflicting interests or different defenses shall be considered Damages for purposes of this Agreement. The party controlling such defense (the “Controlling Party”) shall keep the Non-Controlling Party advised of the status of such Third Party Claim and the defense thereof and shall consider in good faith recommendations made by the Non-Controlling Party with respect thereto. The Non-Controlling Party shall furnish the Controlling Party with such information as it may have with respect to such Third Party Claim (including copies of any summons, complaint or other pleading which may have been served on such party and any written claim, demand, invoice, billing or other document evidencing or asserting the same) and shall otherwise cooperate with and assist the Controlling Party in the defense of such Third Party Claim. The Controlling Party shall not agree to any settlement of, or the entry of any Judgment arising from, any such Third Party Claim without the prior written consent of the Indemnified Party, which shall not be unreasonably withheld or delayed; provided, that the Indemnified Party may reject any such settlement where the relief sought is other than money Damages.

(b) Any claim for which an Indemnified Party intends to assert a right to indemnifiable Damages under this Agreement which does not result from a Third Party Claim or for which the Indemnified Party seeks release of escrowed funds (a “Direct Claim”) shall be asserted by giving to the Indemnifying Party a Claim Notice stating the nature, basis and amount, if known of the claim. Within twenty (20) Business Days of receipt of the Claim Notice (the “Response Period”), the Indemnifying Party shall respond to the Indemnified Party in writing to accept the claim or to dispute the claim, in which event such response shall provide specific detail of any allegations in the Claim Notice that are disputed. In the event that the Indemnifying Party fails to respond within the twenty (20) Business Day period or elects not to dispute the Claim Notice, then such claim shall conclusively be deemed to be an obligation of the Indemnifying Party and shall be paid in full within thirty (30) days following the end of the Response Period.

(c) In the event of any controversy or dispute arising out of or relating to this Agreement or the Escrow Agreement, or any breach thereof, or any Direct Claim disputed pursuant to the procedure in Section 8.2(b) which the Indemnified Party and the Indemnifying Party are unable to resolve through negotiation, the party asserting such claim or breach shall give written notice (the “Dispute Notice”) to each other party setting forth in reasonable detail the nature of such claim or alleged breach. Except as set forth in the following sentence, such dispute if not otherwise resolved by agreement of such parties shall be settled by arbitration before a single arbitrator selected by such parties in accordance with the rules of the American Arbitration Association and located in the State of Delaware. If the Indemnified Party and the Indemnifying Party fail to agree upon an arbitrator within fifteen (15) days after the date of the Dispute Notice, then (i) each party shall select an arbitrator within the following ten (10) days, (ii) the arbitrators selected by the Indemnified Party and the Indemnifying Party shall select a third arbitrator, and (iii) all arbitrators shall arbitrate the controversy or claim. The results of the arbitration shall be final binding and not subject to appeal.

Section 8.3. Survival; Right to Indemnification Not Affected by Knowledge. All representations, warranties, covenants, and obligations in this Agreement, the Disclosure Schedule and any other certificate or document delivered pursuant to this Agreement will survive the Closing and any investigation at any time made by or on behalf of an Indemnified Party for, (a) with respect to the representations and warranties set forth in Section 2.1 (Organization and Standing), Section 2.2 (Power and Authority; Binding Agreement), Section 2.3 (Authorization), Section 2.4 (Capitalization), Section 2.16 (Taxes), Section 2.18 (Benefit Plans), Section 4.1 (Organization and Standing), Section 4.2 (Power and Authority; Binding Agreement) and Section 4.3 (Authorization), the applicable statute of limitations, (b) with respect to the representations and warranties set forth in Section 2.5 (Non-Contravention), Section 2.6 (Compliance with Laws), Section 2.10 (Undisclosed Liabilities), Section 2.11 (Assets Other than Real Property), Section 2.27 (Disclosure), Section 3.1 (Power and Authority; Binding Agreement), Section 3.2 (Non-Contravention) and Section 3.3 (Title to Securities), for four (4) years following the Effective Time, and (c) with respect to all other representations and warranties, for eighteen (18) months following the Effective Time. If an Indemnified Party delivers to Indemnifying Party, before expiration of the applicable time period, either a Claim Notice based upon a breach of such representation, warranty, covenant or obligation, or a notice that, as a result a legal proceeding instituted by or written claim made by a third party, the Indemnified Party reasonably expects to incur Damages as a result of a breach of such representation, warranty, covenant or obligation (an “Expected Claim Notice”), then such representation, warranty, covenant or obligation shall survive until, but only for purposes of, the resolution of the matter covered by such notice. If the legal proceeding or written claim with respect to which an Expected Claim Notice has been given is definitively withdrawn or resolved in favor of the Indemnified Party, the Indemnified Party shall promptly so notify the Indemnifying Party. The right to indemnification, payment of Damages or other remedy based on such representations, warranties, covenants, and obligations will not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant or obligation. The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, will not affect the right to indemnification, payment of Damages, or other remedy based on such representations, warranties, covenants and obligations.

Section 8.4. Fraud Claims. Notwithstanding any provision of this Agreement to the contrary (including, without limitation, Section 8.5), nothing contained in this Agreement shall in any way limit, impair, modify or otherwise affect the rights of an Indemnified Party to bring any claim, demand, suit or cause of action otherwise available to such Indemnified Party based upon, or to seek or recover any Damages arising from or related to, an allegation or allegations that an Indemnifying Party had an intent to defraud (as such term applies under common law and securities law principles) or made a willful or intentional misrepresentation or omission of a material fact in connection with this Agreement or the transactions contemplated hereby or thereby.

Section 8.5. Limitations, Etc.

(a) Notwithstanding anything to the contrary herein, the aggregate liability or deemed liability for Damages under this Article 8 shall not exceed $7,250,000.00 for either (i) the Stockholder, on the one hand, or (ii) Parent and the Surviving Company, on the other hand; provided, that Damages arising from or related to (x) the matters described in Section 8.4 and Section 6.4(f) shall not be subject to such limitation, and (y) any breach or inaccuracy of a representation or warranty of a Seller Party contained in Section 2.1 (Organization and Standing), Section 2.2 (Power and Authority; Binding Agreement), Section 2.3 (Authorization), Section 2.4 (Capitalization), Section 2.18 (Benefit Plans), and any failure to perform or comply with the covenant contained in Section 6.11(Termination of Qualified Plans) shall not exceed Merger Consideration.

(b) Notwithstanding anything to the contrary herein, no Indemnified Party shall be entitled to indemnification pursuant to Section 8.1(a)(i) or Section 8.2(a)(i) unless and until the total Damages to which such Indemnified Party is entitled exceed $200,000.00 (the “Damage Threshold”), at which point the Indemnified Parties shall be entitled to collect the full amount of the Damages incurred.

(c) Notwithstanding anything to the contrary herein, the Indemnified Party shall take reasonable steps to mitigate any Damages upon becoming aware of any event which would reasonably be expected to, or does, give rise thereto, including incurring costs only to the minimum extent necessary to remedy the breach which gives rise to the Damages.

(d) The indemnification of Damages of the Indemnified Parties pursuant to this Article 8 shall be net of the amount of any insurance proceeds and indemnity and contribution actually recovered by the Indemnified Parties.

(e) The Stockholder shall not have any right of contribution against the Company or the Surviving Company with respect to any Damages claimed by an Indemnified Party.

ARTICLE 9

PRIVATE PLACEMENT

Section 9.1. Private Placement. The offer and sale of the Parent Common Stock constituting the Stock Consideration are being made pursuant to an exemption from the registration requirements under the Securities Act and, therefore, cannot be resold unless they are subsequently registered under the Securities Act and applicable state securities laws or unless exception from such registration is available. The Stockholder may not sell, assign, pledge, transfer or otherwise dispose of or encumber any shares of Parent Common Stock constituting the Stock Consideration received by it except pursuant to an exemption from the registration requirements of the Securities Act and applicable state securities laws until such securities have been registered under the Securities Act and any applicable state laws. Any transfer or purported transfer in violation of this Section 9.1 shall be voidable by Parent, and Parent will not be required or obligated to register any transfer of the Parent Common Stock constituting the Stock Consideration in violation of this Section 9.1. Parent may, and may instruct its transfer agent, to place such stop-transfer orders as may be required on the transfer books of Parent in order to ensure compliance with this Section 9.1. Each certificate representing Parent Common Stock constituting the Stock Consideration shall be endorsed with a legend in substantially the form set forth below:

“THE SHARES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND MAY NOT BE OFFERED, SOLD, ASSIGNED, PLEDGED, TRANSFERRED OR OTHERWISE DISPOSED OF EXCEPT (i) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT, (ii) PURSUANT TO AN APPLICABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT OR (iii) PURSUANT TO THE RESALE PROVISIONS OF RULE 144 PROMULGATED THEREUNDER.”

Section 9.2. Authorization and Reservation of Shares. Parent shall, prior to the Closing, have authorized, and reserved for the purpose of issuance, a sufficient number of shares of Parent Common Stock to provide for the full issuance to the Stockholder of the Stock Consideration.

ARTICLE 10

TERMINATION

Section 10.1. Termination. This Agreement may be terminated, and the Merger contemplated hereby may be abandoned, at any time prior to the Effective Time:

(a) by written consent of Parent and the Stockholder;

(b) by either Parent or the Stockholder if the Merger has not been consummated by July 31, 2008 (or such later date as may be mutually agreed upon in writing by Parent and the Stockholder); provided, that the right to terminate this Agreement pursuant to this Section 10.1(b) shall not be available to any Party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Merger to be consummated by such date; provided, however, that if the Seller Parties have used commercially reasonable efforts to satisfy the condition to Closing set forth in Section 5.2(f) but have been unable to do so as of July 31, 2008 and if the Buyer Parties have not waived such condition to Closing, then the Stockholder may terminate this Agreement pursuant to this Section 10.1(b);

(c) by either Parent or the Stockholder, if any Legal Restraint having the effect referred to in Section 5.1(b) is in effect and has become final and nonappealable;

(d) by Parent, if a Seller Party has breached in any material respect any of its representations, warranties or covenants contained in this Agreement, which breach or failure to perform (i) would give rise to a failure of a condition set forth in Section 5.2(a), (b) or (c) and (ii) has not been cured by such Seller Party within ten (10) Business Days after the giving of written notice thereof from Parent; or

(e) by the Stockholder, if a Buyer Party has breached in any material respect any of its representations, warranties or covenants contained in this Agreement, which breach or failure to perform (i) would give rise to a failure of a condition set forth in Section 5.3(a) or (b) and (ii) has not been cured by such Buyer Party within ten (10) Business Days after the giving of written notice thereof from the Stockholder.

Section 10.2. Effect of Termination. If this Agreement is terminated and the Merger and the other transactions contemplated hereby are abandoned as described in this Article 10, this Agreement shall become void and of no further force or effect, except for the provisions of Sections 7.2, 7.3 and this Section 10.2; provided, that nothing in this Section 10.2 shall be deemed to release any Party from any liability for any breach by such Party of the terms and provisions of this Agreement or to impair the right of any Party to compel specific performance by the other Parties of their respective obligations under this Agreement.

ARTICLE 11

DEFINED TERMS

Section 11.1. Definitions. The following capitalized terms have the following meanings:

“401(k) Plan” is defined in Section 6.11.

“Acquisition Proposal” means any (i) direct or indirect acquisition or sale of assets of a Franchise other than acquisitions or sales of any assets or group of assets in one or more related transactions in the Ordinary Course, (ii) merger, consolidation, business combination, recapitalization or (iii) similar transaction involving a Franchise that would have the same or similar effects described in clauses (i) or (ii).

“Affiliate” means, with respect to any Person, a Person who is an “affiliate” of such first Person within the meaning of Rule 405 under the Securities Act.

“Aggregate Purchase Price” is defined in Section 5.2(n).

“Agreement” means this Agreement and Plan of Reorganization.

“Asset Sale Agreements” is defined in Section 2.2(c).

“Bankruptcy Laws and Equitable Principles” is defined in Section 2.2(a).

“Benefit Agreement” means any employment, deferred compensation, severance, termination, retention, change in control, employee benefit, loan, indemnification, stock repurchase, consulting or similar agreement between a Franchise and any Personnel, or any agreement between a Franchise and any Personnel, the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving a Franchise of the nature contemplated by this Agreement or the Asset Sale Agreements.

“Benefit Plan” means any “employee benefit plan” within the meaning of Section 3(3) of ERISA or any other bonus, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock appreciation, restricted stock, stock repurchase rights, stock option, “phantom” or “shadow” stock, performance, retirement, vacation, severance or termination, disability, death benefit, employment, consulting, independent contractor, director, retention, hospitalization, fringe benefit, medical, dental, vision or other material plan, program, policy, arrangement or Contract that provides or covers currently, or has provided, benefits to or covered any Personnel, as applicable, at any time during the six (6) year period prior to and ending on the Closing Date, and in each case whether written or oral, insured or not, informal or formal, subject to ERISA or not.

“Board of Directors of LeComp” means the Board of Directors of LeComp as of the Closing Date.

“Business Day” means any day other than (i) a Saturday or Sunday or (ii) a day on which banking institutions located in New York, New York, are permitted or required by Law, executive order or decree of a Governmental Entity to remain closed.

“Buyer Party or “Buyer Parties” is defined in Article 4.

“California Corporations Code” is defined in the preamble of this Agreement.

“Capital Stock of the Company” means any capital stock or share capital of, other voting securities of, other equity interest in, or right to receive profits, losses or distributions of, the Company.

“Capital Stock of LeComp” means any capital stock or share capital of, other voting securities of, other equity interest in, or right to receive profits, losses or distributions of, LeComp.

“Capital Stock of Parent” means any capital stock or share capital or other voting securities of, other equity interest in, or right to receive profits, losses or distributions, of Parent.

“Cash Consideration” is defined in Section 1.8(a).

“CERCLA” means the federal Comprehensive, Environmental Response, Compensation, and Liability Act of 1980.

“Certificates of Merger” is defined in the preamble of this Agreement.

“Claim Notice” is defined in Section 8.2(a).

“Closing” is defined in Section 1.2.

“Closing Date” means the date on which the Closing occurs.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” is defined in the preamble of this Agreement.

“Company’s Board of Directors” means the Board of Directors of the Company as of the Closing Date.

“Company Certificate” is defined in Section 1.8(b).

“Company Common Stock” is defined in Section 2.4(a).

“Company Portion of the Tiu Settlement” means $285,000, which is the amount to be paid by the Company in settlement of the wage-and-hour class action case titled Tiu & Campbell v. The Princeton Review, Inc.

“Company Stock Plan” means any stock option plan or other stock or equity-related plan of the Company.

“Constitutive Documents” means (i) with respect to a Person that is a corporation, such Person’s certificate or articles of incorporation and by-laws, (ii) with respect to a Person that is a limited liability company, such Person’s certificate of formation and operating or limited liability company agreement, (iii) with respect to a Person that is a partnership, such Person’s partnership agreement, (iv) with respect to a Person that is a trust, such Person’s trust instrument or agreement and (v) with respect to a Person that is a legal entity (including one of the type described in clauses (i) through (iv)), any constitutive document of such entity or other document or Contract analogous to those described in clauses (i) through this clause (v).

“Contract” means any written loan or credit agreement, bond, debenture, note, mortgage, indenture, guarantee, lease or other contract, commitment, agreement, instrument, obligation, undertaking, concession, franchise, license or legally binding arrangement or understanding.

“Controlling Party” is defined in Section 8.2(a).

“Copyright” means any registered copyright (i) licensed from any third party (other than “shrink-wrap” software) or (ii) assigned, registered or applied for.

“Cotsen” is defined in Section 2.2(b).

“Damages” is defined in Section 8.1(a).

“Damage Threshold” is defined in Section 8.5(b).

“Delaware General Corporation Law” is defined in the preamble of this Agreement.

“Direct Claim” is defined in Section 8.2(b).

“Disclosure Schedule” means a schedule of exceptions to the representations and warranties of the Stockholder and the Company set forth in Article 2 and Article 3, delivered contemporaneously with this Agreement.

“Dispute Notice” is defined in Section 8.2(c).

“Effective Time” means the time at which the Merger becomes effective pursuant to Section 1.4.

“Environmental Law” means any Law relating to: (A) the protection, investigation or restoration of the environment, public or worker health or safety, or natural resources, (B) the handling, use, presence, discharge, emission, disposal, release or threatened release of any Hazardous Material or (C) noise, odor, indoor air, employee exposure, wetlands, pollution, contamination or any injury or threat of injury to persons, property or natural resources by or relating to any Hazardous Material.

“Environmental Reports” is defined in Section 2.20.

“Equal Employment Opportunity Commission” means the United States Equal Employment Opportunity Commission.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“Escrow Agent” means the Escrow Agent appointed pursuant to that certain Escrow Agreement defined in Section 6.11.

“Escrow Agreement” is defined in Section 6.10.

“Escrow Amount” is defined in Section 1.8(b).

“Escrow Release Date” is defined in Section 1.9(a).

“Escrow Release Date Indemnification Amount” means, on a given date, the sum, as of such date and without duplication, of (i) the aggregate amount to which Parent is entitled to indemnification pursuant to Article 8 and (ii) the amount estimated by Parent in good faith to be the maximum amount to which it is entitled to indemnity hereunder in respect of any asserted but unresolved claims for Damages for which Parent has provided any Claim Notice(s) to the Stockholder pursuant to Article 8.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC thereunder.

“Expected Claim Notice” is defined in Section 8.3.

“Financial Statements” is defined in Section 2.8(a).

“Franchise” or “Franchises” is defined in Section 2.1.

“Franchise Intellectual Property” means all Intellectual Property that is owned by or licensed to a Franchise.

“GAAP” means United States generally accepted accounting principles, consistently applied.

“Governmental Entity” means any nation, state, province, county, city or political subdivision and any official, agency, arbitrator, authority, court, department, commission, board, bureau, instrumentality or other governmental or regulatory authority of any thereof, whether domestic or foreign.

“Hazardous Material” means (i) any substance that is listed, classified or regulated pursuant to any Environmental Law; (ii) any petroleum, waste oil, crude oil, asbestos, urea formaldehyde, polychlorinated biphenyl; radon gas or toxic mold or microbial matter (iii) any waste, gas or other substance or material that is explosive or radioactive; (iv) any “hazardous substance,” “pollutant,” “contaminant,” “hazardous waste,” “hazardous chemical,” or “toxic substance” as designated, listed or defined in any statue, or regulation (including CERCLA and any other so-called “superfund” or “superlien” Law and the respective regulations promulgated thereunder); and (v) any other substance which may be subject of regulatory action by any Governmental Entity or liability in connection with any Environmental Law.

“Indebtedness” of any Person means, without duplication, (i) all indebtedness of such Person for borrowed money, with respect to deposits or advances of any kind or for the deferred purchase price of property or services (other than current trade liabilities incurred in the Ordinary Course and payable in accordance with customary practices and not more than 90 days past due), (ii) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (iii) all obligations of such Person upon which interest charges are customarily paid, (iv) all obligations of such Person under conditional sale or other title retention agreements relating to property or assets purchased by such Person, (v) all obligations of such Person issued or assumed as the deferred purchase price of property or services, (vi) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien or other claim on property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (vii) all guarantees by such Person of Indebtedness of others, (viii) all capital lease obligations of such Person, (ix) all obligations of such Person in respect of interest rate protection agreements, foreign currency exchange agreements, caps or collar agreements or other interest or exchange rate hedging arrangements either generally or under specific contingencies, (x) all obligations of such Person as an account party in respect of letters of credit and banker’s acceptances, (xi) all obligations of such Person consisting of overdrafts (e.g., cash float reflected as a negative on the cash line) and (xii) all obligations of such Person pursuant to any deferred compensation agreements.

“Indemnified Party” means any Person or Persons entitled to indemnification under this Agreement.

“Indemnifying Party” means any Person or Persons required to provide indemnification under this Agreement.

“Intellectual Property” means any (i) Patents, (ii) Marks, (iii) Copyrights, (iv) trade secrets, confidential information or know-how or (v) other intellectual property or proprietary rights.

“IRS” means the Internal Revenue Service.

“Judgment” means any judgment, order or decree.

“Kanarek Agreement” is defined in Section 2.2(c).

“Kanarek Franchise Agreements” is defined in Section 2.2(c).

“Law” or “Laws” mean any constitution, act, statute, law, ordinance, treaty, rule or regulation, court or administrative order or rule or doctrine of common law.

“Leased Property” is defined in Section 2.12(b).

“LeComp” is defined in Section 2.2(b).

“LeComp Agreement” is defined in Section 2.2(b).

“LeComp Common Stock” is defined in Section 2.4(a).

“LeComp Franchise Agreement” is defined in Section 2.2(b).

“LeComp Parties” is defined in Section 2.2(b).

“Legal Proceeding” means any action, suit, proceeding, claim, arbitration or investigation before any Governmental Entity or before any arbitrator or mediator or similar party, or any investigation or review by any Governmental Entity.

“Legal Restraints” is defined in Section 5.1(b).

“Lender” is defined in Section 5.2(n).

“Lien” means any lien, pledge, claim, charge, mortgage, encumbrance or other security interest of any kind, whether arising by Contract or by operation of Law.

“Mark” means any trademark, trade name, trade dress, service mark or domain name.

“Material Adverse Change” means any change, circumstance, development, state of facts, event or effect (i) that has had or would reasonably be expected to have a material adverse change or effect (taken alone or in the aggregate with any other adverse change or effect) in or with respect to the business, properties, assets or financial condition of the party to whom the condition is attributed or (ii) that would reasonably be expected to prevent or materially impede, interfere with, hinder or delay the consummation of the Merger or the other transactions contemplated by this Agreement; in each case excluding effects resulting from (i) the announcement or pendency of the Merger, (ii) general economic conditions, (iii) conditions affecting the education and test preparation industry generally and, (iv) actions taken by any Person at the specific request or with the agreement or consent of Company (if such Person is Parent or Merger Sub), Parent (if such Person is the Company or the Stockholder) or Surviving Company (if such Person is Parent, the Company or the Stockholder).

“Material Contract” is defined in Section 2.13(a).

“Merger” is defined in the preamble of this Agreement.

“Merger Consideration” is defined in Section 1.8(a).

“Merger Sub I” and “Merger Sub II” are defined in the preamble of this Agreement and are sometimes referred to herein each as a “Merger Sub” and together as the “Merger Subs.”

“Most Recent Year End Financials Date” means December 31, 2006 for the Company, October 31, 2006 for LeComp and December 31, 2006 for the Stockholder Franchises.

“NASDAQ” means National Association of Securities Dealers Automated Quotient.

“Non-Competition Agreement” is defined in Section 5.2(i).

“Non-Controlling Party” is defined in Section 8.2(a).

“Ordinary Course” means the ordinary course of business, in substantially the same manner as presently conducted and consistent with past practice, and in compliance with applicable Law.

“Other Persons” is defined in Section 7.2.

“Parent” is defined in the preamble of this Agreement.

“Parent Common Stock” means a share of Parent common stock.

“Parent SEC Documents” is defined in Section 4.5.

“Partial Release Date” is defined in Section 1.9(a).

“Party” or “Parties” means a party or parties to this Agreement.

“Patent” means any United States or foreign patent, any application for a United States or foreign patent, or any continuation, continuation-in-part, division, renewal, extension (including any supplemental protection certificate), reexamination or reissue thereof.

“Pension Plan” means any “employee pension benefit plan”, as defined in Section 3(2) of ERISA.

“Permit” means any federal, state or local, domestic or foreign, governmental consent, approval, order, license, authorization, certificate, filing, notice, permit, concession, registration, franchise, license or right.

“Permitted Liens” means the following (i) any Lien set forth in Section 2.5(a)(ii) of the Disclosure Schedule, (ii) any Lien created pursuant to this Agreement, (iii) any Lien for Taxes not yet due and payable or that a Franchise is contesting in good faith and for which adequate accruals or reserves have been established on the Financial Statements, (iv) statutory liens of landlords, liens of carriers, warehousepersons, mechanics and material persons incurred in the Ordinary Course for sums not yet due and payable or that a Franchise is contesting in good faith, (v) liens incurred or deposits made in connection with workers’ compensation, unemployment insurance and other similar types of social security programs or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return of money bonds and similar obligations, in each case in the ordinary course of business, consistent with past practice, and (vi) Liens which do not interfere with the ordinary conduct of the business of a Franchise.

“Person” or “Persons” means an individual, corporation, partnership, limited liability company, joint venture, association, trust, Governmental Entity, unincorporated organization or other entity.

“Personnel” means any former or current director, officer, employee, independent contractor or consultant of the Company, LeComp or the Stockholder Franchises.

“Pre-Closing Tax Period” is defined in Section 6.4(f).

“Pre-Closing Tax Return” is defined in Section 6.4(a).

“Price Per Share” shall mean $7.787.

“Products” is defined in Section 2.13(a)(ii).

“Profits Agreements” is defined in Section 5.2(o).

“Released Parties” is defined in Section 5.2(o).

“Reorganization” is defined in Section 7.5.

“Representative Persons” is defined in Section 7.2.

“Representatives” means with respect to a Person, such Person’s legal, financial, internal and independent accounting and other advisors and representatives.

“Response Period” is defined in Section 8.2(b).

“SEC” is defined in Section 3.8.

“Secretary of State” or “Secretaries of State” is defined in the preamble of this Agreement.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC thereunder.

“Selling Party” or “Selling Parties” or “Seller Party” is defined in Article 2.

“State of Delaware” means the State of Delaware in the United States of America.

“Stock Consideration” is defined in Section 1.8(b).

“Stockholder” is defined in the preamble of this Agreement.

“Stockholder Franchise” is defined in Section 2.2(c).

“Straddle Period” is defined in Section 6.4(f).

“Subsidiary” or “Subsidiaries” means, with respect to any Person, another Person (i) of which 50% or more of any class of Capital Stock are owned or controlled, directly or indirectly, by such first Person or (ii) of which such first Person is a general partner.

“Surviving Company” is defined in Section 1.1.

“Tax” means (i) any United States federal, state, local and foreign income, profits, franchise, license, capital, transfer, ad valorem, wage, severance, occupation, import, custom, gross receipts, payroll, sales, employment, use, stamp, alternative or add on minimum, environmental, withholding and any other tax, duty, assessment or governmental tax charge of any kind whatsoever, imposed or required to be withheld by any taxing authority including any interest, additions to tax, or penalties applicable or related thereto; (ii) any liability for the payment of any amounts of the type described in clause (i) as a result of being a member of an affiliated, consolidated, combined or unitary group for any period; and (iii) any liability for the payment of any amounts of the type described in clauses (i) or (ii) as a result of any express or implied obligation to indemnify any other person or as a result of any obligations under any agreements or arrangements with any other person with respect to such amounts and including any liability for taxes of a predecessor entity.

“Tax Return” means any return, declaration, report, estimate, claim for refund, or information return or statement or other form relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Third Party Claim” means any suit, proceeding, claim or demand by a Person other than a Person from which indemnification may be sought under Article 8 as defined in Section 8.2(a).

“Treasury Regulations” means the United States Income Tax Regulations promulgated under the Code.

“United States” means the United States of America.

“Unsatisfied Obligations Amount” is defined in Section 7.6.

Section 11.2. Descriptive Headings; Certain Interpretations.

(a) Headings. The table of contents and headings contained in this Agreement are for reference purposes only and shall not control or affect the meaning or construction of this Agreement.

(b) Interpretations. Except where expressly stated otherwise in this Agreement, the following rules of interpretation apply to this Agreement: (i) “or” is not exclusive and “include”, “includes” and “including” are not limiting; (ii) “hereof”, “hereto”, “hereby”, “herein” and “hereunder” and words of similar import when used in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement; (iii) “date hereof” refers to the date of this Agreement; (iv) “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase does not mean simply “if”; (v) definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms; (vi) references to an agreement or instrument mean such agreement or instrument as from time to time amended, modified or supplemented; (vii) references to a Person are also to its permitted successors and assigns; (viii) references to an “Article”, “Section”, “Subsection”, “Exhibit” or “Schedule” refer to an Article of, a Section or Subsection of, or an Exhibit or Schedule to, this Agreement; (ix) words importing the masculine gender include the feminine or neuter and, in each case, vice versa; and (x) references to a Law include any amendment or modification to such Law and any rules or regulations issued thereunder, whether such amendment or modification is made, or issuance of such rules or regulations occurs, before or after the date of this Agreement.

ARTICLE 12

MISCELLANEOUS

Section 12.1. Notices. All notices, requests, claims, demands, waivers and other communications under this Agreement shall be in writing and shall be by facsimile, courier services or personal delivery to the following addresses, or to such other addresses as shall be designated from time to time by a Party in accordance with this Section 12.1:

(a)	if to a Buyer Party or, following the Closing, the Surviving Company:

The Princeton Review, Inc.

111 Speen Street, Suite 550

Framingham, MA 01701

Attention: General Counsel

Facsimile No.: (508) 663-5115

with a copy to:

Goodwin Procter, LLP

Exchange Place

53 State Street

Boston, MA 02109

Attention:	John M. Mutkoski, Esq.
Lizette Perez-Deisboeck, Esq.

Facsimile No.: (617) 523-1231

(b)	if to the Stockholder or, prior to the Closing, the Company:

2151 Michelson Drive, Suite 260

Irvine, CA 92612

Attention: Paul Kanarek

Facsimile No.: 949-553-8119

with a copy to:

Muchnick, Golieb and Golieb, P.C.

200 Park Avenue South

Suite 1700

New York, NY 10003

Attention: Howard W. Muchnick, Esq.

Facsimile No.: (212) 977-5133

All notices and communications under this Agreement shall be deemed to have been duly given (x) when delivered by hand, if personally delivered, (y) one (1) Business Day after when delivered to a courier, if delivered by commercial one-day overnight courier service or (z) when sent, if sent by facsimile, with an acknowledgment of sending being produced by the sending facsimile machine.

Section 12.2. Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of Law or otherwise by any of the Parties without the prior written consent of the other Parties, except that (i) any Merger Sub may assign, in its sole discretion, any of or all its rights, interests and obligations under this Agreement to Parent, but no such assignment shall relieve such Merger Sub of any of its obligations hereunder and (ii) Parent may, without the consent of the other Parties hereto, grant a lien on its rights and interests under this Agreement to its lenders. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by, the Parties hereto and their respective successors and assigns.

Section 12.3. Specific Enforcement. The Parties agree that, subject to Section 10.2, irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that, subject to Section 10.2, the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any state or federal court sitting in the Southern District of New York, this being in addition to any other remedy to which they are entitled at Law, in equity or otherwise.

Section 12.4. Amendment and Waiver. No amendment or waiver of any provision of this Agreement shall be valid unless the same shall be in writing and signed by Parent and the Stockholder. No waiver of any right or remedy hereunder shall be valid unless the same shall be in writing and signed by the Party giving such waiver. No waiver by any Party with respect to any default, misrepresentation or breach of warranty or covenant hereunder shall be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

Section 12.5. Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements or representations by or among the Parties, written or oral, with respect to the subject matter hereof.

Section 12.6. No Third-Party Beneficiaries. This Agreement is for the sole benefit of the Parties and their permitted successors and assigns and nothing herein expressed or implied shall give or be construed to give to any Person, other than the Parties and such successors and assigns, any legal or equitable rights hereunder.

Section 12.7. Counterparts. This Agreement may be executed in any number of counterparts and by the Parties in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

Section 12.8. Governing Law. This Agreement shall be governed by, and construed in accordance with, the substantive law of the State of New York, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof, except insofar as matters relating to the Merger are subject to the California Laws and the Delaware Laws.

Section 12.9. Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

Section 12.10. Submission to Jurisdiction; Waiver of Jury Trial. Each of the Parties (a) submits to the jurisdiction of any state or federal court sitting in the Southern District of New York in any action or proceeding arising out of or relating to this Agreement, (b) agrees that all claims in respect of such action or proceeding may be heard and determined in any such court, and (c) agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court. Each of the Parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other Party with respect thereto. Any Party may make service on another Party by sending or delivering a copy of the process to the Party to be served at the address and in the manner provided for the giving of notices in Section 12.1. Nothing in this Section 12.10, however, shall affect the right of any Party to serve legal process in any other manner permitted by law. IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THE TRANSACTIONS CONTEMPLATED HEREBY, THE PARTIES HERETO IRREVOCABLY CONSENT TO TRIAL WITHOUT A JURY.

Section 12.11. Construction.

(a) The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Party.

(b) Any reference to any federal, state, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.

Section 12.12. Survival. All covenants and obligations of the Parties hereto which by their explicit terms or by implication are to be performed subsequent to or are to otherwise survive the Closing shall survive the Closing and the consummation of the Merger and shall not be extinguished, but shall instead remain in full force and effect thereafter and otherwise in accordance with or as contemplated by the terms hereof, notwithstanding the Closing or the consummation of the Merger.

[Signature page follows.]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

THE PRINCETON REVIEW, INC.

By:	/s/ Stephen C. Richards
Name:	Stephen C. Richards
Title:	Chief Operating Officer

TPR SoCAL I, INC.

By:	/s/ Stephen C. Richards
Name:	Stephen C. Richards
Title:	Vice President and Treasurer

TPR SoCAL, LLC

By:	/s/ Stephen C. Richards
Name:	Stephen C. Richards
Title:	Vice President and Treasurer

THE PRINCETON REVIEW OF ORANGE COUNTY, INC.

By:	/s/ Paul Kanarek
Name:	Paul Kanarek
Title:	President

/s/ Paul Kanarek
PAUL KANAREK

Merger Agreement Signature Page